UNITED STATES
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NASH-FINCH COMPANY

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Notice of the Annual Meeting of Stockholders
A.J. Johnson Great Room
McNamara Alumni Center
University of Minnesota
200 Oak Street SE
Minneapolis, MN 55455

The 2010 Annual Meeting of Stockholders of Nash-Finch Company will be held on May 19, 2010, at 10:00 a.m., Central Daylight Time, at the address shown above for the following purposes:

1. To elect seven directors to serve until the 2011 Annual Meeting of Stockholders. (Proposal No. 1)

2. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record as shown on the books of Nash-Finch as of the close of business on March 24, 2010 are entitled to notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. Stockholders are entitled to one vote for each share held of record at that time.

Nash-Finch’s proxy statement is attached to this notice. Financial and other information about Nash-Finch is contained in its annual report on Form 10-K for the fiscal year ended January 2, 2010.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares and submit your proxy by telephone, the Internet or by mail as soon as possible to ensure that a quorum is present at the meeting.

By Order of the Board of Directors

Kathleen M. Mahoney
Executive Vice President, Secretary & General Counsel

Minneapolis, Minnesota
April 15, 2010

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy by telephone, the Internet or by mail as soon as possible to ensure that a quorum is present at the meeting. For additional instructions on voting by telephone or the Internet, please refer to the following page or to your proxy card. To vote and submit your proxy by mail, please complete, sign and date the enclosed proxy card and return it in the envelope provided. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them on voting your shares.

THERE ARE THREE WAYS TO VOTE YOUR PROXY

If you are a stockholder of record, your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Voting by telephone or by the Internet saves us administrative and postage costs.

Vote by Phone — Toll Free — 1-800-690-6903 — Quick, Easy, Immediate

•	Use any touch-tone telephone to vote and submit your proxy 24 hours a day, 7 days a week until 10:59 p.m., Central Daylight Time, on May 18, 2010.

•	Please have your proxy card in hand when you call and then follow the simple instructions the voice provides you.

Vote by Internet — www.proxyvote.com — Quick, Easy, Immediate

•	Use the Internet to vote and submit your proxy and for electronic delivery of information 24 hours a day, 7 days a week until 10:59 p.m., Central Daylight Time, on May 18, 2010.

•	Please have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form and create an electronic ballot.

Vote by Mail

•	Mark your voting choices on the proxy card, sign it and date it.

•	Return the proxy card in the postage-paid envelope we have provided, or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS:  If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

If your shares are held in a brokerage account in your broker’s name (“street name”), in order to ensure your shares are voted in the way you would like, you must follow the voting directions provided by your broker nominee by the deadline provided in the materials you receive from your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, if your broker allows, submit voting instructions by telephone or via the Internet. If you provide specific voting instructions by mail, telephone or the Internet, your broker or nominee will vote your shares as you have directed. If you do not provide voting instructions to your broker or other nominee, whether your share can be voted by such person depends on the type of item being considered for vote.

Non-Discretionary Items.  The election of Directors is a non-discretionary item and may not be voted on by brokers or nominees who have not received specific voting instruction from beneficial owners.

NASH-FINCH COMPANY

7600 France Avenue South
Minneapolis, Minnesota 55435
(952) 832-0534

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 19, 2010

INTRODUCTION

The Board of Directors (the “Board”) of Nash-Finch Company (the “Company”) is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held Wednesday, May 19, 2010 at 10:00 a.m., Central Daylight Time, at A.J. Johnson Great Room, McNamara Alumni Center, University of Minnesota, 200 Oak Street SE, Minneapolis, MN 55455, and at any adjournment(s) or postponement(s) thereof. A proxy card is enclosed. Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted according to the instructions given in such proxy.

If you are the stockholder of record, regardless of whether you have voted by telephone, the Internet or mail, you may change your vote and revoke your proxy at any time before the final vote at the Annual Meeting by:

•	sending a written statement to that effect to the Secretary of Nash-Finch;

•	voting by Internet or telephone at a later time;

•	submitting a properly signed proxy card with a later date; or

•	voting in person at the Annual Meeting.

A stockholder who attends the Annual Meeting need not revoke his or her proxy card and vote in person, unless he or she wishes to do so. Directions to the A.J. Johnson Great Room, McNamara Alumni Center, University of Minnesota are available at www.alumnicenter.umn.edu/directions.html.

If you hold your shares through a broker or other nominee, you must follow the specific voting instructions provided to you by your broker or other nominee to change or revoke any instructions you have already provided to your broker or other nominee.

This proxy statement, proxy card, 2009 Annual Report and Form 10-K are first being mailed to our stockholders on or about April 15, 2010.

Documents Filed with the Securities and Exchange Commission (“SEC”)

This proxy statement is accompanied by the Company’s 2009 Annual Report, which includes the Company’s Form 10-K for the fiscal year ended January 2, 2010, that we have previously filed with the SEC and that includes audited financial statements. You can view the proxy material for the Annual Meeting, including this proxy statement, the proxy card and the 2009 Annual Report, on the Internet at www.proxyvote.com. You may also obtain any of these and other documents that we file with the SEC by accessing the “Investor Relations” section of the Nash-Finch website at www.nashfinch.com under the tab “SEC Filings,” or contacting us or the SEC (see below for information on contacting the SEC). To obtain documents from us, please direct requests in writing or by telephone to:

Nash-Finch Company
7600 France Avenue South
Minneapolis, Minnesota 55435
Phone: (952) 832-0534
Attention: Secretary

We will send you the requested documents without charge, excluding exhibits. If you would like to request documents from us, including any documents we may subsequently file with the SEC prior to the Annual Meeting, please do so by May 12, 2010, so that you will receive them before the Annual Meeting.

We file reports, proxy statements and other information with the SEC, much of which can be accessed through the SEC’s website www.sec.gov or can be reviewed and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call (800) 732-0330 for further information on the Public Reference Room.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 19, 2010

This notice and proxy statement, proxy card, 2009 Annual Report and Form 10-K are available at www.proxyvote.com.

PURPOSE OF THE ANNUAL MEETING

We will conduct the following business at the Annual Meeting:

1. To elect seven directors to serve until the 2011 Annual Meeting of Stockholders. (Proposal No. 1)

2. To transact such other business as may properly come before the Annual Meeting or any adjournment of postponement thereof.

Only stockholders of record as of the close of business on March 24, 2010, are entitled to notice of and to vote at the Annual Meeting or any adjournment(s) or postponements(s) thereof. Stockholders are entitled to one vote for each share held of record at that time.

VOTING PROCEDURES

Quorum Requirement

The close of business on Wednesday, March 24, 2010 has been fixed by our Board of Directors as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. On March 24, 2010, we had outstanding 12,589,034 shares of our common stock, par value $1.66 2/3 per share. Each share of our common stock entitles the holder to one vote at the Annual Meeting, and no cumulative voting is allowed. A majority of the total shares of common stock issued and outstanding and entitled to vote as of the record date must be present at the Annual Meeting (whether in person or by proxy) in order to hold the meeting and conduct business. This is called a quorum. We will count your shares as present at the Annual Meeting for purposes of determining a quorum if you:

•	Are present and vote in person at the Annual Meeting; or

•	Have properly submitted a proxy card or voted over the telephone or the Internet on a timely basis.

If you vote in person at the Annual Meeting or submit a proxy (by telephone, the Internet or mail), your shares will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum, even if you withhold votes from director nominees, or abstain or fail to vote on particular matters, or if a “broker non-vote” occurs on a particular matter. A broker non-vote occurs when a broker or nominee does not have discretionary power to vote on a particular proposal and has not received voting instructions from the beneficial owner. Broker non-votes with respect to a particular proposal will not be counted as shares entitled to vote on that proposal.

Vote Required and Voting Process

Election of Directors.  The election of the directors (Proposal No. 1) requires the affirmative vote of a majority of the shares of our common stock issued and outstanding and entitled to vote on the election of directors, present in person or represented by proxy. Stockholders may vote for all nominees for director, or withhold authority to vote for some or all nominees. Shares for which votes are withheld on the election of any director will have the same effect as a vote against that director.

Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether any proposal has been approved.

If your shares are registered directly in your name with the Company’s registrar and transfer agent, Wells Fargo Bank Minnesota, N.A., you are considered a stockholder of record with respect to those shares. If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” of those shares.

The individuals named as proxies on your proxy card will vote your shares as you direct on your proxy card. If you are a stockholder of record and do not specify on your returned proxy card or through Internet or telephone prompts how you want to vote your shares, you will have provided the named proxies with discretionary authority to vote, and they will vote your shares in accordance with recommendations of the Board of Directors, as described in this proxy statement. If any other matter properly comes before the Annual Meeting, the designated proxies will vote on that matter in their discretion. If you are a beneficial owner and do not provide voting instructions to your broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote. The election of Directors is a non-discretionary item and may not be voted on by brokers or nominees who have not received specific voting instructions from beneficial owners.

Ballots will be passed out during the Annual Meeting to anyone who wants to vote in person at the meeting. To attend the meeting, you need to bring documentation showing that you owned our common stock on the record date of March 24, 2010. You also may bring your brokerage statement reflecting your ownership of our common stock as of March 24, 2010 with you to the meeting. Please note that upon admittance to the meeting, you will not be able to vote your shares at the meeting without a legal proxy from your broker or nominee to vote in person at the Annual Meeting.

PROPOSAL NUMBER 1: ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation and Bylaws provide that the Board will consist of not less than seven nor more than 12 members, as determined from time-to-time by the Board. The Board currently consists of seven members; therefore, seven Directors will be elected to the Board of Nash-Finch Company at the 2010 Annual Meeting. Each Director so elected will hold office until the next annual meeting and until their successors are elected and qualified. The Board has nominated the following seven Directors:

Robert L. Bagby Alec C. Covington Sam K. Duncan Mickey P. Foret	Douglas A. Hacker U.S. Army Major General (Ret.) Hawthorne L. Proctor William R. Voss

Required Vote

The affirmative vote of a majority of the shares of our common stock issued and outstanding and entitled to vote on the election of directors, present in person or represented by proxy, is required for the election of each of the nominees. It is the intention of the persons named in the enclosed proxy card to vote such proxy for the election of all nominees named in the proxy card, unless otherwise directed by the stockholder. While the Board has no reason to believe that any of the persons named will not be available as a candidate, if such a situation arises, the proxy will be voted to elect such other person as determined in the discretion of the proxies named on the enclosed proxy card. Each person nominated for election has consented to being named in this proxy statement and has agreed to serve if elected. Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The Board of Directors recommends that stockholders vote “FOR” Proposal No. 1, the election of each of the seven Director nominees.

Information About Directors and Nominees

When evaluating Director Candidates, our Corporate Governance Committee compares the qualifications of the candidates to the criteria set forth in our Corporate Governance Guidelines. The criteria includes the breadth and depth of relevant business and board experience, judgment and integrity, reputation in one’s profession, ability to devote sufficient time to Board responsibilities, commitment to serving on the Board for an extended period of time, diversity of background, education, leadership ability, concern for the interests of stockholders and relevant regulatory guidelines. The Board believes that the backgrounds and qualifications of the Directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board and its committees to fulfill their responsibilities. This year, in accordance with newly adopted rules of the SEC, the biographical information for each Director nominee includes a summary of the specific experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a Director of the Company. It would not be possible to detail all experience, qualifications, attributes or skills possessed by each Director. Rather, we have attempted to set out those unique and important professional characteristics that each particular person brings to the Board. The following information is current as of March 24, 2010 is provided concerning the nominees for election as Directors of Nash-Finch:

Robert L. Bagby Director since 2005 Age 66	Mr. Bagby has been a Director of the Company since 2005. Mr. Bagby formerly was the Chairman of the Board, President and Chief Executive Officer of A.G. Edwards, Inc. and its wholly-owned subsidiary A.G. Edwards & Sons, Inc., a full-service national brokerage firm, holding that position from March 2001 to October 2007. He previously served as Vice Chairman of both A.G. Edwards and A.G. Edwards & Sons from 1996 to March 2001, and began his employ with A.G. Edwards & Sons in 1975. Mr. Bagby served as Chairman of Wachovia Securities from 2006 until his retirement in 2008. The Company believes that Mr. Bagby’s financial and business expertise, including his experience as a former CEO of a Fortune 500 Company, gives him the qualifications and skills to serve as a Director.

Alec C. Covington Director since 2006 Age 53	Mr. Covington has been President and Chief Executive Officer and a Director of the Company since May 2006. Mr. Covington served as President and Chief Executive Officer of Tree of Life, Inc., a marketer and distributor of natural and specialty foods, from February 2004 to May 2006, and for the same period as a member of the Executive Board of Tree of Life’s parent corporation, Royal Wessanen nv, a multi-national food corporation based in the Netherlands. From April 2001 to February 2004, he was Chief Executive Officer of AmeriCold Logistics, LLC, a provider of supply chain solutions in the consumer packaged goods industry. Prior to that time, Mr. Covington served as President of Richfood Inc., a regional food distributor, and Executive Vice President of SuperValu Inc. The Company believes Mr. Covington’s role as CEO of our Company, as well as his extensive experience in the food distribution industry, give him the qualifications and skills to serve as a Director.

Sam K. Duncan Director since 2007 Age 57	Mr. Duncan has been a Director of the Company since 2007. Mr. Duncan currently serves as Chairman, President and Chief Executive Officer of OfficeMax Inc., a business-to-business and retail office products distributor. Prior to joining OfficeMax in 2005, Mr. Duncan was President and Chief Executive Officer of ShopKo Stores, Inc. from 2002-2005. Previously, he held various leadership positions from 1992-2002 at Fred Meyer, Inc., including President of Fred Meyer and President of Ralph’s Supermarkets. Mr. Duncan worked from 1969 to 1992 at Albertson’s, Inc. The Company believes that Mr. Duncan’s business experience, including his service as the CEO of a Fortune 500 Company and his extensive experience in the food retailing industry, give him the qualifications and skills to serve as a Director.

Mickey P. Foret Director since 2005 Age 64	Mr. Foret has been a Director of the Company since 2005. Mr. Foret served until 2002 as Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc., an airline company, and Chairman and Chief Executive Officer of Northwest Airlines Cargo, Inc., a transportation and logistics company. Mr. Foret was employed in various management positions at Northwest Airlines from 1992 until 1996 as well as from 1998 until 2002. Mr. Foret previously served as President and Chief Operating Officer of Atlas Air Cargo, Inc. and as President and Chief Operating Officer, as well as in other management positions, at Continental Airlines, Inc. Mr. Foret has served as a director of Delta Air Lines, Inc. since October 2008, as a director of the URS Corporation, an engineering design services firm since March 2003 and as a director of ADC Telecommunications, Inc. since February 2003. Mr. Foret has previously served as a director for NorAm Energy Corp., as a director of MAIR Holdings, Inc., as a director of First American Funds, as a director of Champion Airlines, Inc., as a director of Worldspan L.P., and as a director of Northwest Airlines. The Company believes that Mr. Foret’s business experience, including his roles as Executive Vice President Marketing, Finance and Chief Financial Officer for a Fortune 500 Company, as well as his extensive experience in financial and capital markets, give him the qualifications and skills to serve as a Director.

Douglas A. Hacker Director since 2005 Age 54	Mr. Hacker has been a Director of the Company since 2005. Mr. Hacker is currently an independent business executive and formerly served as Executive Vice President, Strategy for UAL Corporation, an airline holding company, from December 2002 to May 2006. Prior to this position, he served with UAL Corporation as President, UAL Loyalty Services from September 2001 to December 2002, and as Executive Vice President and Chief Financial Officer

from July 1999 to September 2001. In December 2002, UAL Corporation filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code, and emerged from bankruptcy on February 1, 2006. Mr. Hacker also serves as a trustee of a series of open-end investment companies that are part of the Columbia family of mutual funds and as a director of Aircastle Limited, a commercial aircraft leasing company. The Company believes that Mr. Hacker’s extensive experience in financial and operating management, including his prior service as a Executive Vice President, Strategy, and his service as Chief Financial Officer of a major airline, in addition to his depth of knowledge in executive compensation give him the qualifications and skills to serve as a Director.

U.S. Army Major General (Ret.) Hawthorne L. Proctor Director since 2007 Age 63
Major General (Ret.) Proctor has been a Director of the Company since 2007. Major General (Ret.) Proctor currently serves as Managing Partner of Proctor & Boone LLC Consulting, and Senior Logistics Consultant in the Department of Defense Business Group of Intelligent Decisions, Inc., where he has worked since 2006. Major General (Ret.) Proctor served for nearly 35 years in the United States Army, where he performed with distinction in numerous senior logistics management roles including Commander, Defense Personnel Support Center and later Commander, Defense Supply Center, Philadelphia, 46th Quartermaster General of the United States Army, and J3, or Chief Operating Officer (COO) Defense Logistics Agency. After retiring from the United States Army, Major General (Ret.) Proctor served from 2004 to 2006 as COO for Innovative Logistics Techniques, Inc. (INNOLOG), an integrator of logistics systems for homeland security, defense and state and local government agencies. In November 2006, he became principal owner and COO of Proctor, Petersen & Marcum, Inc., a small service disabled veteran owned business. Major General (Ret.) Proctor’s extensive service with the military as a logistician, and his prior leadership of a $3.2 billion enterprise that provided food, clothing and medical supplies to Department of Defense organizations give him the qualifications and skills to serve as a Director.

William R. Voss Director since 1998 Chairman since 2006 Age 56	Mr. Voss has been Chairman of the Company’s Board since May 2006. Mr. Voss has served as Managing Director of Lake Pacific Partners, LLC, a private equity investment firm, for ten years. He previously served as Chairman and Chief Executive Officer of Natural Nutrition Group, Inc., a food processor, as Chief Executive Officer of McCain Foods, Inc. and as President of Pilgrim’s Pride Corporation. He also served as a principal with Booz, Allen & Hamilton, management consultants. He has served as a director of several other public and private companies. Mr. Voss’ extensive experience as an entrepreneur, executive, consultant and director in the consumer products industry, as well as his experience serving as President and a Director of a Fortune 500 company give him the qualifications and skills to serve as a Director.

Information About the Board of Directors and Its Committees

The Board has three standing committees, the Audit and Finance Committee (the “Audit Committee”), the Compensation and Management Development Committee (the “Compensation Committee”) and the Corporate Governance Committee (the “Governance Committee”), each of which is comprised exclusively of independent directors under applicable NASDAQ and SEC rules, as determined by the Board, and operates under a written charter adopted by the Board setting forth its purposes, authority and responsibilities. Current copies of the Audit and Finance Committee Charter, Corporate Governance Committee Charter and the Compensation and Management Development Committee Charter can be found in the “Investor Relations” section of the Nash-Finch website at www.nashfinch.com under the tab “Corporate Governance.” The Board has also determined that a majority of the members of the Audit, including the Chairman, Mickey P. Foret, are “audit committee financial experts” as that term is defined under the applicable NASDAQ and SEC rules. The principal functions of the committees are described below.

Audit and Finance Committee

•	Assists the Board in its general oversight of the Company’s accounting and financial reporting processes, financial and disclosure controls and compliance processes, and of the independent audits of the Company’s financial statements.

•	Selects the firm to be appointed as Nash-Finch’s independent auditor, and evaluates its qualifications, performance and independence.

•	Reviews and approves the scope of the annual independent audit and the internal audit program.

•	Reviews and discusses with management and the independent auditor accounting and audit principles and practices and the adequacy and effectiveness of accounting and financial controls.

•	Gives prior approval to all audit and non-audit services performed by the independent auditor.

•	Meets independently with internal audit and the independent auditor to discuss the results of their examinations.

•	Reviews with management and the independent auditor the periodic reports to be filed by Nash-Finch with the SEC.

•	Reviews and approves in advance certain related party transactions involving the Company. See “Corporate Governance — Related Party Transaction Policy and Procedures.”

Corporate Governance Committee

•	Considers and recommends to the Board the size of the Board, nominees for election as director (including those recommended by stockholders), nominees for appointment to standing Board committees as well as policies relating to the functions of such committees.

•	Considers and recommends to the Board proposals regarding director compensation.

•	Implements and monitors the Board’s governance guidelines and recommends to the Board any modifications to the guidelines.

•	Conducts an annual evaluation of overall Board performance and its governance processes and periodic evaluations of individual directors.

Compensation and Management Development Committee

•	Reviews and approves salaries and incentive plan goals and awards for officers (“Section 16 officers”) as that term is defined in Rule 16-a1(f) under the Securities Exchange Act of 1934 (the “Exchange Act”), and in doing so for the CEO considers the results of the assessment conducted by the Governance Committee.

•	Oversees the Company’s incentive compensation, deferred compensation, profit sharing, equity-based compensation and supplemental retirement plans for employees, including approval of equity-based compensation awards for Section 16 officers.

•	Considers and recommends to the Board nominees for election as officers.

•	Reviews the Company’s compensation structure for executive and management employees, and submits to the Board recommendations regarding changes, including new or revised compensation plans.

•	Reviews and monitors compliance with officer and director stock ownership guidelines.

•	Reviews management development plans and succession for Section 16 officers and other key executives.

The following table summarizes the current membership of the Board and each of its standing committees, as well as the number of times the Board and each committee met during the fiscal year ended January 2, 2010:

Compensation
			and Management	Corporate
	Board of	Audit and Finance	Development	Governance
	Directors	Committee	Committee	Committee

Robert L. Bagby	X	X	X	Chairman
Alec C. Covington	X
Sam K. Duncan	X	X	X	X
Mickey P. Foret	X	Chairman	X	X
Douglas A. Hacker	X	X	Chairman	X
Hawthorne L. Proctor	X	X	X	X
William R. Voss	Chairman
Number of fiscal 2009 meetings	10	4	5	4

Each director attended at least 91% of the combination of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which the director served that were held during fiscal 2009. In aggregate, the directors attended more than 98% of the combination of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which the director served that were held during fiscal 2009.

Board Leadership Structure

Our Bylaws provide the Company with the flexibility to choose a leadership structure that is appropriate for the times and economic circumstances in which the Company operates. Our current Board Chairman, William R. Voss, is an independent director and has served in that role since 2006. Alec C. Covington has served as President and Chief Executive Officer of the Company since 2006 as well. We believe our shareholders are well served by this separation of roles which provides a leadership structure that allows our CEO to focus his efforts on running the Company and the independent Chairman to focus the Board’s efforts on governance and oversight. Our independent Chairman’s leadership ensures that the Board is focused on relevant matters, has whatever information is needed, and promotes full Board discussion and review while working toward consensus.

The separation of roles notwithstanding, we believe it is important that the CEO and the independent Chairman work together to ensure the Board is fully advised of important issues, trends and business developments. To that end, the flow of information between management and the Board is frequent, timely and substantive. Our CEO and Board Chairman work together to determine what information will ensure that the Board has sufficient information to make informed decisions and discharge its oversight role.

Risk Management

At Nash Finch, risk management is the responsibility of the full Board, not a single Board Committee. We believe risk assessment is a critical component of effective decision making and therefore have not compartmentalized responsibility for that assessment by charging a single Board Committee with responsibility for risk management.

Our Board Committee structure facilitates the Board’s oversight of risk management. All independent Directors, with the exception of the Board Chairman, serve as members of each of our Board Committees: Audit; Compensation; and Governance, with our Board Chairman serving as an ex officio member of each Committee. Because all independent Directors participate in all Committee meetings, in addition to all Board meetings, we are able to take a holistic approach to risk management, thereby ensuring that the actions of individual Committees are taken with full knowledge of potential items of risk assessed by the other Committees and the full Board.

Each year our Internal Audit Department utilizes input from the Board and management to identify areas of risk that should be monitored in the upcoming year. At each regularly scheduled Board meeting, the Board focuses on one or more areas of risk and reviews management’s risk mitigation plans.

Compensation and Management Development Committee Procedures

Our Board of Directors has charged the Compensation Committee with the responsibility to review and either act on behalf of the Board or make recommendations to the Board concerning compensation for Section 16 officers and review management development plans and succession for Section 16 officers and other key executives.

Under the Compensation and Management Development Committee Charter the Compensation Committee may form and delegate authority to subcommittees consisting of one or more members when deemed appropriate by the Compensation Committee. The Compensation Committee may also delegate to the CEO the authority, within pre-existing guidelines established by the Compensation Committee, to approve equity compensation awards to employees other than Section 16 officers of the Company under established stock-based compensation plans of the Company. Any exercise of delegated authority is reported to the Compensation Committee at its next regularly scheduled meeting.

In addition, the Compensation Committee has the authority to retain and terminate any compensation consulting firm, independent counsel or other advisors as the Compensation Committee may deem appropriate to assist in its evaluation of executive compensation. In the course of advising the Compensation Committee, the compensation consulting firm may be asked to provide guidance and support to management in connection with matters that are reviewed by the Compensation Committee. Under its charter, the Compensation Committee has the sole authority to approve related fees and retention terms. Pursuant to its authority, the Committee engaged Towers Perrin, LLC (now known as Towers Watson & Co.) as the Compensation Committee’s independent consultant for 2009.

The Compensation Committee generally consults with management regarding employee compensation matters, receives a recommendation from the Audit Committee for the compensation of the Vice President, Internal Audit and our CEO makes compensation recommendations for Section 16 officers, excluding our CEO.

Compensation and Management Development Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, or was during 2009 or any time prior thereto, an officer or employee of the Company. No member of the Compensation Committee had any relationship with the Company during 2009 pursuant to which disclosure would be required under applicable SEC rules pertaining to the disclosure of transactions with related persons. None of the Company’s executive officers currently serves, or ever has served, as a member of the board of directors, the compensation committee, or any similar body, of any entity one of whose executive officers serves or served on our Board of Directors or the Compensation Committee.

Compensation of Directors

Compensation for our non-employee Directors for 2009 was comprised of: cash compensation, consisting of an annual Board and committee retainer, retainers for committee Chairs and the Chairman of the Board and meeting fees; and equity compensation in the form of restricted stock units. In addition, non-employee Directors are reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings.

Our goal in setting compensation for our non-employee Directors is to remain competitive in attracting and retaining high quality directors. We also recognize that over the past few years, there has been an increase in board responsibilities.

Elements of Director Compensation for 2009

The following table lists the elements of non-employee Director cash and equity compensation for 2009:

Compensation Component	Compensation Program

Annual Board and Committee Retainer	$50,000
Annual Board Chairman Retainer	$150,000
Annual Committee Chairman Retainer	Corporate Governance Committee — $7,500
Audit and Finance Committee — $15,000
Compensation and Management Development Committee — $15,000
Board Meeting Fee	Regular meeting, in person or telephonic — $1,500
Administrative telephonic — $750
Committee Meeting Fee	Regular meeting, in person or telephonic — $1,250
Administrative telephonic — $750
Restricted Stock Units	Annual grant with face value of $50,000
Deferred Compensation	Details set forth below

Restricted Stock Units.  Restricted stock units, which are a form of performance units previously authorized under the Nash Finch 2000 Stock Incentive Plan and presently authorized under the Nash-Finch 2009 Incentive Award Plan, vest six months after they are granted (subject to earlier vesting in the event of a director’s death or disability or a change in control of Nash-Finch). Settlement of restricted stock units occurs six months after termination of service as a director. Restricted stock units may be settled only in shares of Nash-Finch common stock, with one share of stock issued for each restricted stock unit held. Settlement of restricted stock units are accelerated upon a change in control of Nash-Finch, unless a director waives the right to such acceleration. Restricted stock unit account balances are credited with additional units representing the deemed reinvestment of dividend equivalents.

Deferred Compensation.  The Director Deferred Compensation Plan was adopted by the Board in December 2004 as a result of amendments to the Internal Revenue Code that affected the operation of non-qualified deferred compensation arrangements for amounts deferred on or after January 1, 2005. The Director Deferred Compensation Plan generally permits a participant to annually defer all or a portion of his cash compensation for service as a non-employee Director of the Company, and have the amount deferred credited to either a cash account, the balance of which fluctuates with the performance of investment funds in which the amounts are deemed invested, or a share account in which amounts deferred are converted to share units, each of which represents the right to receive one share of Nash-Finch common stock. The amounts deferred are payable upon termination of service as a non-employee Director, with amounts deferred to the cash account payable only in cash and amounts deferred to the share account payable only in stock. The Company has established a benefits protection trust to serve as the source of funds and securities to satisfy the Company’s deferred compensation obligations to non-employee Directors under these plans, and is funding the trust at a level equal to the amount of such obligations.

Non-Employee Director Compensation Table

The total 2009 compensation of our non-employee Directors is shown in the following table.

Director Compensation for the Fiscal Year Ended January 2, 2010

					Change in
	Fees				Pension Value and
	Earned or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)(1)	($)(2)	($)	($)	Earnings ($)	($)	($)

Robert L. Bagby	86,750	50,000	—	—	—	—	136,750
Sam K. Duncan	78,750	50,000	—	—	—	—	128,750
Mickey P. Foret	95,750	50,000	—	—	—	—	145,750
Douglas A. Hacker	95,750	50,000	—	—	—	—	145,750
Hawthorne L. Proctor	80,750	50,000	—	—	—	—	130,750
William R. Voss	230,750	50,000	—	—	—	—	280,750

(1)	Non-employee Directors are permitted to defer the receipt of cash compensation as described under “Elements of Director Compensation for 2009 — Deferred Compensation.” Following is the portion of compensation deferred by the non-employee Directors during fiscal year 2009:

	Cash	Stock	Total
Director	Account	Account	Deferred

Robert L. Bagby	$—	86,750	86,750
Hawthorne L. Proctor	$—	36,000	36,000
William R. Voss	$57,688	—	57,688

(2)	The amounts reported for stock awards reflect the grant date fair value of restricted stock units issued under the Company’s 2009 Incentive Award Plan. The grant date fair value of these awards is computed in accordance with Financial Accounting Standards Board ASC Topic 718, Stock Compensation (“ASC Topic 718”). These awards are further described in “Elements of Director Compensation for 2009 — Restricted Stock Units.” The number of restricted stock units awarded to each director is determined by dividing $50,000 by the fair market value (average of the high and the low price) of a share of Nash-Finch Company common stock on the date the restricted stock units are awarded.

CORPORATE GOVERNANCE

Governance Guidelines

The Board has adopted Corporate Governance Guidelines (the “Guidelines”), a copy of which can be found in the “Investor Relations” section of the Nash-Finch website at www.nashfinch.com under the tab “Corporate Governance.” Consistent with the Guidelines:

•	Independent Directors. All of the members of the Board except for Mr. Covington, our President and Chief Executive Officer, have been determined by the Board to be “independent directors,” as the term is defined in Rule 5405(a)(d) of the NASDAQ Stock Market. The NASDAQ independence definition consists of a series of objective tests, including that the director is not an officer or employee of ours and has not engaged in various types of business dealings with us. In addition, as further required by NASDAQ rules, our Board has made a subjective determination with respect to each independent director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment by each such director in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the individual Directors and us with regard to each Director’s business and personal activities as they may relate to us and our management.

•	Chairman and Lead Independent Director. The Guidelines provide that if at any time the Chairman of the Board is not an independent Director, one of the independent Directors shall be designated by the Board as the lead independent Director to chair executive sessions of the independent Directors, set Board agendas with the Chairman of the Board, and perform such other functions as our Bylaws provide or as the Board may specify from time-to-time.

•	Committee Composition. All committees of the Board are composed exclusively of independent Directors.

•	Committee Charters. Each committee operates under a Board-approved charter setting forth the purpose, authority and duties of the committee. Copies of these charters can be found in the “Investor Relations” section of the Nash-Finch website at www.nashfinch.com under the tab “Corporate Governance.”

•	Executive Sessions of Independent Directors. Each regularly scheduled Board meeting includes an executive session of the independent Directors without management present.

•	Access to Outside Advisors. The Board and its committees may retain independent outside financial, legal, compensation or other advisors as they deem necessary or advisable.

•	Assessing Board and Committee Performance. Annual evaluations of the performance and effectiveness of the Board and each committee are conducted.

•	Code of Business Conduct. The Board has adopted a Code of Business Conduct applicable to Nash-Finch Directors and employees generally, as well as a Code of Ethics for Senior Financial Management applicable to our Chief Executive Officer, Chief Financial Officer and Corporate Controller. Copies of these Codes can be found in the “Investor Relations” section of the Nash-Finch website at www.nashfinch.com under the tab “Corporate Governance.”

•	Share Ownership by Directors. Directors are expected, within three years of joining the Board, to accumulate Nash-Finch stock whose value is at least five times the amount of the annual base retainer and to make reasonable, good faith efforts to maintain shareholding of at least that amount.

•	Director Attendance at Annual Meetings of Stockholders. Directors are expected to make every reasonable effort to attend the annual meetings of the stockholders of Nash-Finch. All Directors attended the 2009 Annual Meeting of Stockholders.

Related Party Transaction Policy and Procedures

In addition to the provisions of our Code of Business Conduct and Code of Ethics for Senior Financial Management that deal with conflicts of interest and related party transactions, we have adopted a Related Party Transaction Policy and Procedures that is designed to confirm our position that related party transactions should be avoided except when they are in our interests and to require that certain types of transactions that may create conflicts of interest or other relationships with related parties are approved in advance by the members of the Audit Committee who are disinterested with respect to the matter under consideration. This policy applies to transactions meeting the following criteria:

•	the amount involved will or may be expected to exceed $50,000 in any fiscal year;

•	we or any of our subsidiaries would be a participant; and

•	any person who is or was in the current or immediately preceding fiscal year an executive officer, Director, Director nominee, greater than five percent beneficial owner of our common stock, immediate family member of any of the foregoing or a firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, has or will have a direct or indirect interest.

In adopting this policy, the Board of Directors reviewed certain types of transactions and deemed them to be pre-approved even if the amount involved exceeds $50,000. These types of transactions include:

•	Compensation:

•	to any executive officer or Director (for services as a director) if the compensation is required to be reported in our proxy statement pursuant to Item 402 of Regulation S-K (“Item 402”); or

•	to any executive officer (other than an immediate family member of another related party) if the compensation would have been required to be reported under Item 402 as compensation earned for services to us if the executive was a “named executive officer” in the proxy statement and such compensation has been approved, or recommended to our Board of Directors for approval, by the Compensation Committee;

•	Transactions that are in our ordinary course of business and where the interest of the related party arises only:

•	from the related party’s position as a director of another corporation or organization that is a party to the transaction; or

•	from the direct or indirect ownership by the related party and all other related parties, in the aggregate, of less than a 5% equity interest in another person (other than a partnership) which is a party to the transaction; or

•	from both “such positions described above and” such ownership described above; or

•	from the related party’s position as a limited partner in a partnership in which the related party and all other related parties, in the aggregate, have an interest of less than 5%, and the related party is not a general partner of and does not have another position in the partnership.

•	Transactions that are in our ordinary course of business and where the interest of the related party arises solely from the ownership of a class of our equity securities and all holders of such class of our equity securities will receive the same benefit on a pro rata basis.

Under the terms of our Related Party Transaction Policy and Procedures, when considering whether to approve a proposed related party transaction, factors to be considered include, among other things, whether such transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

During 2009, there were no transactions as described in the preceding paragraphs. In the ordinary course of business, however, the Company may from time-to-time engage in transactions with other corporations whose officers or directors are also Directors of the Company. These transactions may include the Company’s purchase of products from certain companies, including OfficeMax Inc. and Gladson, LLC. These arrangements are conducted on an arm’s-length basis. The relevant outside Director does not participate in these business relationships nor profit directly from them.

A copy of our Related Party Transaction Policy and Procedures is posted on our website, which can be viewed by going to www.nashfinch.com and clicking on the “Corporate Governance” tab and then selecting the document titled “Related Party Transaction Policy and Procedures” from the list of documents on the web page.

Director Candidates

The Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by management. The Governance Committee may retain a third-party executive search firm to identify and assist in evaluating candidates. Nash-Finch stockholders may also recommend individuals for the Governance Committee to consider as potential director candidates by submitting a written recommendation to the Secretary, Nash-Finch Company, 7600 France Avenue South, Minneapolis, MN 55435. In addition to any requirements under the Company’s Restated Certificate of Incorporation or Bylaws, any recommendation must include:

•	sufficient biographical information concerning the recommended individual for the Committee to consider, including employment and educational background, other board and committee memberships, and any relationships that might affect a determination by the Board that the individual would be considered independent;

•	a written consent signed by the recommended individual by which he or she agrees to stand for election if nominated by the Board and to serve if elected by the stockholders; and

•	the name and address of the stockholder submitting the recommendation, the number of shares of Nash-Finch common stock held of record and beneficially by the stockholder, and the name in which such shares are registered on the stock transfer records of Nash-Finch.

The Governance Committee may require that the recommended individual furnish additional information, if necessary, to assist the Committee in assessing the qualifications of that individual to serve as a director.

When evaluating candidates and determining whether to recommend any candidate for inclusion in the Board’s slate of recommended Director nominees, including candidates recommended by stockholders, the Governance Committee compares the qualifications of the candidates to the criteria set forth in Nash-Finch’s Corporate Governance Guidelines. These criteria include the breadth and depth of relevant business and board experience, judgment and integrity, reputation in one’s profession, ability to devote sufficient time to Board responsibilities, commitment to serving on the Board for an extended period of time, diversity of background, education, leadership ability, concern for the interests of stockholders and relevant regulatory guidelines. Consideration of a candidate is made in the context of an assessment of the perceived needs of the Board and its committees at the particular point in time, and no specific weights are assigned to particular criteria. The Board believes that the backgrounds and qualifications of the Directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board and its committees to fulfill their responsibilities. The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background, perspective, viewpoint and professional experiences in evaluating candidates for Board membership. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

Communications from Stockholders

Stockholders who wish to communicate with the Board may do so by writing to the Board or a particular Director. Such communications should be addressed to the Board of Directors or a particular Director c/o Secretary, Nash-Finch Company, 7600 France Avenue South, Minneapolis, MN 55435. Each communication will initially be received and processed by the Secretary of Nash-Finch, who will then refer the communication to the appropriate Board member (either the Director named in the communication, the Chairman of the board committee having authority over the matter raised in the communication, or the Chairman of the Board in all other cases). The Director to whom a communication is referred will determine, in consultation with Company counsel, whether a copy or summary of the communication will be provided to the other Directors. The Board will respond to communications if and as appropriate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding beneficial ownership of our common stock, as of March 24, 2010, for each stockholder who we know owns beneficially more than five percent of the outstanding shares of common stock on that date.

	Amount and Nature
Name and Address of	of Beneficial		Percent of
Beneficial Owner	Ownership		Class (*)

T. Rowe Price Associates, Inc.	1,288,111	(a)	10.23%
100 E. Pratt Street
Baltimore, MD 21202
BlackRock, Inc.	1,023,121	(b)	8.13%
40 East 52nd Street
New York, NY 10022
Brandywine Global Investment Management, LLC	981,075	(c)	7.79%
2929 Arch Street, 8th Floor
Philadelphia, PA 19104
Schroder Investment Management North America Inc.	960,300	(d)	7.63%
875 Third Avenue, 21st Floor
New York, NY 10022
Dimensional Fund Advisors LP	757,487	(e)	6.02%
Palisades West, Building One, 6300 Bee Cave Road
Austin, TX 78746
The Vanguard Group, Inc.	740,718	(f)	5.88%
100 Vanguard Blvd
Malvern, PA 19355
Dreman Value Management, L.L.C.	725,172	(g)	5.76%
Harborside Financial Center, Plaza 10, Suite 800
Jersey City, NJ 07311

*	Based upon 12,589,034 shares of common stock outstanding as of March 24, 2010.

(a)	We have been informed by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. (collectively, “TRowe”) in a report on Schedule 13G/A dated February 12, 2010 that TRowe (a) is a registered investment advisor and (b) has sole voting power over 1,264,611 shares, shared voting power over no shares, sole dispositive power over 1,288,111 shares and shared dispositive power over no shares. These securities are owned by various individual and institutional investors for which TRowe serves as investment adviser with power to direct investments and/or sole power to vote the securities. The principal business address of TRowe is 100 E. Pratt Street, Baltimore, MD 21202.

(b)	We have been informed by BlackRock, Inc. (“BlackRock”) in a report on Schedule 13G dated January 29, 2010 that BlackRock (a) is a parent holding company and (b) has sole voting power over 1,023,121 shares, shared voting power over no shares, sole dispositive power over 1,023,121 shares and shared dispositive power over no shares. The principal business address of BlackRock is 40 East 52nd Street, New York, NY 10022.

(c)	We have been informed by Brandywine Global Investment Management, LLC (“Brandywine”) in a report on Schedule 13G dated February 16, 2010 that Brandywine (a) is a registered investment advisor and (b) has sole voting power over 762,935 shares, shared voting power over no shares, sole dispositive power over 981,075 shares and shared dispositive power over no shares. These securities are owned by various individual and institutional investors for which Brandywine serves as investment adviser with power to direct investments and/or sole power to vote the securities. The principal business address of Brandywine is 2929 Arch Street, 8th Floor, Philadelphia, PA 19104.

(d)	We have been informed by Schroder Investment Management North America Inc. (“Schroder”) in a report on Schedule 13G/A dated February 16, 2010 that Schroder (a) is a registered investment advisor and (b) has sole voting power over 910,500 shares, shared voting power over 49,800 shares, sole dispositive power over 960,300 shares and shared dispositive power over no shares. These securities are owned by various individual and institutional investors for which Schroder serves as investment adviser with power to direct investments and/or sole power to vote the securities. The principal business address of Schroder is 875 Third Avenue, 21st Floor New York, NY 10022.

(e)	We have been informed by Dimensional Fund Advisors LP (“Dimensional”) in a report on Schedule 13G/A dated February 8, 2010 that Dimensional (a) is a registered investment advisor and (b) has sole voting power over 750,577 shares, shared voting power over no shares, sole dispositive power over 757,487 shares and shared dispositive power over no shares. These securities are owned by various individual and institutional investors for which Dimensional serves as investment adviser with power to direct investments and/or sole power to vote the securities. The principal business address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(f)	We have been informed by The Vanguard Group, Inc. (“Vanguard”) in a report on Schedule 13G/A dated February 5, 2010 that Vanguard (a) is a registered investment advisor and (b) has sole voting power over 18,100 shares, shared voting power over no shares, sole dispositive power over 722,618 shares and shared dispositive power over 18,100 shares. These securities are owned by various individual and institutional investors for which Vanguard serves as investment adviser with power to direct investments and/or sole power to vote the securities. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(g)	We have been informed by Dreman Value Management, L.L.C. (“Dreman”) in a report on Schedule 13G dated February 10, 2010 that Dreman (a) is a registered investment advisor and (b) has sole voting power over 142,363 shares, shared voting power over 9,584 shares, sole dispositive power over no shares and shared dispositive power over 725,172 shares. These securities are owned by various individual and institutional investors for which Dreman serves as investment adviser with power to direct investments and/or sole power to vote the securities. The principal business address of Dreman is Harborside Financial Center, Plaza 10, Suite 800, Jersey City, NJ 07311.

SECURITY OWNERSHIP OF MANAGEMENT

The table below sets forth information regarding beneficial ownership of our common stock by (1) each of our Director nominees, (2) the executive officers named in the Summary Compensation Table of this proxy statement, and (3) all of our directors and executive officers as a group. Information is presented as of March 24, 2010, except where otherwise noted.

For purposes of this table, the number of shares of common stock beneficially owned by each person includes (a) shares of common stock owned directly or indirectly, (b) shares of common stock subject to options held by the person that are currently exercisable or will become exercisable within 60 days from March 24, 2010, and (c) shares of common stock that the person would have the right to acquire upon settlement of share units if the person’s service as a Director or executive officer were to end within 60 days from March 24, 2010.

We have also included in the table the target number of performance units awarded to executive officers under the Long-Term Incentive Program (described under “Executive Compensation and Other Benefits — Elements of Executive Compensation — Long-Term Incentives”) and performance units designated as restricted stock units awarded to executive officers (described under “Executive Compensation and Other Benefits — Elements of Executive Compensation — Restricted Stock Units”). Although the shares for which these units may be settled are not considered beneficially owned by the respective individuals, the units are presented here as additional information because they represent an economic interest of the individuals in the Company’s common stock.

	Total Beneficially	Performance	Total Stock	Percent
Name of Beneficial Owner	Owned(1)	Units(2)	Interest(3)	of Class

Robert L. Bagby(4)	18,078	—	18,078	*
Director
Alec C. Covington(5)	293,393	226,498	519,891	2.28%
President and Chief Executive Officer
Sam K. Duncan(6)	7,860	—	7,860	*
Director
Mickey P. Foret(7)	15,973	—	15,973	*
Director
Douglas A. Hacker(8)	10,473	—	10,473	*
Director
Hawthorne L. Proctor(9)	4,565	—	4,565	*
Director
William R. Voss(10)	42,890	—	42,890	*
Director
Robert B. Dimond(11)	51,687	84,783	136,470	*
Executive Vice President, Chief Financial Officer & Treasurer
Christopher A. Brown(12)	21,738	107,741	129,479	*
Executive Vice President, President and Chief Operating Officer of Nash-Finch Wholesale
Jeffrey E. Poore(13)	29,816	73,989	103,805	*
Executive Vice President, Supply Chain Management
Calvin S. Sihilling(14)	17,828	85,374	103,202	*
Executive Vice President, Chief Information Officer
Edward L. Brunot(15)	10,112	38,416	48,528	*
Senior Vice President, President and Chief Operating Officer of MDV
All Directors and Executive Officers as a Group (14 persons)	541,370	750,111	1,291,481	4.14%

*	Indicates beneficial ownership of less than 1%.

(1)	For directors, the number shown represents common shares beneficially owned and both share units and restricted stock (performance) units that are payable in shares of Nash-Finch common stock following termination of service on the Board under the 1997 Non-Employee Director Stock Compensation Plan, the Director Deferred Compensation Plan, the 2000 Stock Incentive Plan and the 2009 Incentive Award Plan. For executive officers, the number shown represents restricted performance units that have vested, but have been deferred into the Deferred Compensation Plan as described under “Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans.”

(2)	Includes both the target number of performance units awarded under the Company’s Long-Term Incentive Program, 2000 Stock Incentive Plan and the 2009 Incentive Award Plan and performance units designated as restricted stock units. The units awarded under the Company’s Long-Term Incentive Program, 2000 Stock Incentive Plan and the 2009 Incentive Award Plan will vest and be settled in shares of the Company’s common stock if and to the degree the Company achieves specified performance goals over a three-year performance period. Actual payouts could range from 0 to 200% of the target amount. The performance units designated as restricted stock units either vest annually on the anniversary date of the award or at the end of 5 years.

(3)	Equals the sum of the total number of shares beneficially owned and the performance units described in note (2).

(4)	Beneficially owned shares of Mr. Bagby include 5,000 shares of common stock and 13,078 share units.

(5)	Beneficially owned shares for Mr. Covington include 196,307 vested performance units that Mr. Covington has deferred into the Company’s Deferred Compensation Plan, 32,597 performance units that will vest on May 1, 2010 and approximately 64,489 shares that are vested and will be deferred within 60 days from April 1, 2010 under the Company’s Long-Term Incentive Plan. The amounts under the Performance Units column for Mr. Covington include 95,563 units awarded under the Company’s Long-Term Incentive Plan, 32,597 restricted stock units from a grant on February 27, 2007 in which two-fifth’s vested on May 1, 2008, one-fifth vested on May 1, 2009, and one-fifth will vest on May 1, 2010 and May 1, 2011, assuming continued employment with the Company, and 98,338 stock appreciation rights which upon exercise would result in an award of restricted stock if the terms and conditions described under “Executive Compensation and Other Benefits — Compensation Discussion and Analysis — Stock Appreciation Rights” are met.

(6)	Beneficially owned shares of Mr. Duncan include 5,000 shares of common stock and 2,860 share units.

(7)	Beneficially owned shares of Mr. Foret include 9,000 shares of common stock and 6,973 share units.

(8)	Beneficially owned shares of Mr. Hacker include 3,500 shares of common stock and 6,973 share units.

(9)	Beneficially owned shares of Mr. Proctor include 4,565 share units.

(10)	Beneficially owned shares of Mr. Voss include 12,500 shares of common stock and 30,390 share units.

(11)	Beneficially owned shares for Mr. Dimond include 40,079 vested performance units that Mr. Dimond has deferred into the Company’s Deferred Compensation Plan and approximately 11,608 shares that are vested and will be deferred within 60 days from April 1, 2010 under the Company’s Long-Term Incentive Plan. Performance units for Mr. Dimond include 17,203 units awarded under the Company’s Long-Term Incentive Plan, 40,079 restricted stock units granted on January 2, 2007 that will vest on the fifth anniversary of the grant, assuming continued employment with the Company and 27,501 stock appreciation rights which upon exercise would result in an award of restricted stock if the terms and conditions described under “Executive Compensation and Other Benefits — Compensation Discussion and Analysis — Stock Appreciation Rights” are met.

(12)	Beneficially owned shared for Mr. Brown include 7,034 vested performance units that Mr. Brown has deferred into the Company’s Deferred Compensation Plan and approximately 14,704 shares that are vested and payable within 60 days from April 1, 2010 under the Company’s Long-Term Incentive Plan. Performance units for Mr. Brown include 21,791 units awarded under the Company’s Long-Term Incentive Plan, 51,115 restricted stock units granted on November 6, 2006 that will vest on the fifth anniversary of the grant, assuming continued employment with the Company and 34,835 stock appreciation rights which upon exercise would result in an award of restricted stock if the terms and conditions described under “Executive

Compensation and Other Benefits — Compensation Discussion and Analysis — Stock Appreciation Rights” are met.

(13)	Beneficially owned shares of Mr. Poore include 12,826 shares of common stock, 6,930 vested performance units that Mr. Poore has deferred into the Company’s Deferred Compensation Plan and approximately 10,060 shares that are vested and payable within 60 days from April 1, 2010 under the Company’s Long-Term Incentive Plan. Performance units include 14,908 units awarded under the Company’s Long-Term Incentive Plan, 35,247 restricted stock units granted on August 7, 2006 that will vest on the fifth anniversary of the grant, assuming continued employment with the Company and 23,834 stock appreciation rights which upon exercise would result in an award of restricted stock if the terms and conditions described under “Executive Compensation and Other Benefits — Compensation Discussion and Analysis — Stock Appreciation Rights” are met.

(14)	Beneficially owned shares of Mr. Sihilling include 6,220 vested performance units that Mr. Sihilling has deferred into the Company’s Deferred Compensation Plan and approximately 11,608 shares that are vested and payable within 60 days from April 1, 2010 under the Company’s Long-Term Incentive Plan. Performance units for Mr. Sihilling include 17,203 units awarded under the Company’s Long-Term Incentive Plan, 40,670 restricted stock units granted on August 7, 2006 that will vest on the fifth anniversary of the grant, assuming continued employment with the Company and 27,501 stock appreciation rights which upon exercise would result in an award of restricted stock if the terms and conditions described under “Executive Compensation and Other Benefits — Compensation Discussion and Analysis — Stock Appreciation Rights” are met.

(15)	Beneficially owned shares of Mr. Brunot include 208 shares of common stock, 3,455 vested performance units that Mr. Brunot has deferred into the Company’s Deferred Compensation Plan and approximately 6,449 shares that are vested and payable within 60 days from April 1, 2010 under the Company’s Long-Term Incentive Plan. Performance units include 10,762 units awarded under the Company’s Long-Term Incentive Plan, 13,240 restricted stock units granted on July 16, 2007 that will vest on the fifth anniversary of the grant, assuming continued employment with the Company and 14,414 restricted stock units from a grant on February 2, 2009 of which a portion will vest at the end of each of the five fiscal years covered by the grant if the performance targets applicable to that fiscal year are met.

EXECUTIVE COMPENSATION AND OTHER BENEFITS

Compensation and Management Development Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” appearing below with Company management and based on such review and discussion, the Committee has recommended to the Board that such Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s annual report on Form 10-K for 2009.

Compensation and
Management development Committee

Douglas A. Hacker, Chairman
Robert L. Bagby
Sam K. Duncan
Mickey P. Foret
Hawthorne L. Proctor

Compensation Discussion and Analysis

The Compensation Committee of the Board of Directors, referred to in this discussion as the Committee, is responsible for developing and implementing our executive compensation policies and programs, and determining compensation for our executive officers. All Committee members are directors who are neither officers nor employees of Nash-Finch and who have been determined by the Board to be “independent” under applicable NASDAQ rules. The Committee has the authority to directly engage and discharge independent compensation consultants, as well as other advisers and experts, to provide advice and assistance in structuring and implementing our executive compensation program. During 2009, the Committee utilized the services of Towers Perrin, LLC (now known as Towers Watson) as its independent compensation consultant

A discussion of the composition and procedures of the Committee is set out above in “Compensation and Management Development Committee Procedures.” The following discussion and analysis, which has been reviewed and approved by the Committee, analyzes the objectives and results of our 2009 executive compensation program, as well as the 2010 objectives, as it relates to the executive officers identified in the Summary Compensation Table, whom we refer to as our “named executive officers.”

Our named executive officers include our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”), and the next four most highly compensated executive officers based on total compensation, which is calculated under SEC regulations.

Compensation Philosophy and Objectives

The Committee ties a substantial portion of each named executive officer’s total potential compensation to Company and individual performance The Committee believes that compensation paid to executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, linked to specific, measurable results intended to create value for stockholders, and that such compensation should assist the Company in attracting and retaining key executives critical to its long-term success. We believe that linking the compensation of key executives to performance better aligns the interest of management to the interests of our stockholders.

The key objectives supporting this philosophy are the following:

•	Strong Relationship Between Performance and Pay — We believe that executive compensation should be strongly linked to measured performance with a substantial portion of pay at risk. At least 50% of the compensation programs offered to named executive officers in 2009 placed compensation at risk. By placing a substantial portion of total compensation at risk, we provide the opportunity for both higher than market average compensation over periods of sustained excellent financial performance and lower than market average compensation in times of poor financial performance.

•	Much Compensation Remains At Risk After it is Earned — As an incentive to create value for stockholders, stock- based compensation represents a substantial portion of total executive compensation. Stock-based compensation aligns the interests of the executives and our stockholders and rewards executives in line with stockholder gains. Stock-based compensation for eligible employees, including the named executive officers, currently consists of (1) grant of restricted stock units (“RSUs”) (issued for the most part when the named executive officers were recruited into their current positions); (2) Long-Term Incentive Plan (“LTIP”) grants which are made annually and payout in common stock after the end of a three-year measurement period; and (3) grant of stock appreciation rights (“SARs”) granted to the named executive officers in connection with the Company’s acquisition of certain assets of GSC Enterprises, Inc., the vesting of which is tied directly to increased stockholder value. Compensation earned by the named executive officers under the Company’s 2006, 2007, 2008 and 2009 long-term incentive plans (“LTIP”) remains at risk even after it is earned, as those plans payout in common stock after the named executive officer’s employment with the Company ends.

•	Pay Competitively at Target Performance — We intend to provide executives with compensation opportunities competitive with those in companies, comparable in size and scope, with which we compete for people and customers, while supporting a high-performance culture by tying a substantial portion of compensation to results. We target our executives’ compensation at the 50th percentile compensation levels at these peer companies for target performance.

•	Deliver Competitive Pay through Annual Programs and Periodic Special Grants — We utilize both annual programs and special grants to achieve our goal of delivering compensation at the 50th percentile. Annual programs consist of salary, short-term incentive plans (“STIP”) and LTIP programs, which taken alone do not deliver compensation at the 50th percentile, on average, to our senior management team. We supplement these programs with periodic special grants, such as RSUs and SARs to reach our goal of paying at the 50th percentile.

•	Adapt Pay Programs over Time as the Company’s Circumstances and Needs Change — We are not static in our approach to executive compensation. We make changes when appropriate to ensure continued alignment between the interests of management and our stockholders and to properly incentivize and reward management.

•	Ensure Compensation Programs Do Not Create Risk for the Company — We design our compensation programs and set our performance targets at levels which incentivize our executives to deliver value to our shareholders without incentivizing risk taking.

Compensation Review — 2006 — Present

2006 — Hiring a New team

When we hired Alec Covington, our President and Chief Executive Officer in 2006, the organization had lost momentum. In order to restore the focus of the organization, and create better value for our stockholders, Mr. Covington recruited a new senior management team to help guide the organization. In order to attract top notch executives on the heels of the Company’s underperformance, we awarded time vesting RSUs to the named executive officers and certain other key executives. The Committee also changed one of the two performance metrics for the vesting and settlement of performance units delivered under the 2006 long-term incentive vehicle, substituting return on net assets, or RONA, for compound annual growth rate, or CAGR, of RONA. In addition, the Committee clarified the definition of “net assets” to make clear that it included intangible assets. These metric changes were more consistent with the performance expectations established for the new management team.

2007 — Achieving Stability and Better Alignment with Stockholders

Based on feedback from some of our stockholders, and consistent with the Company’s view, the Committee decided to incentivize management to, among other things, generate free cash flow. With the assistance of our independent compensation consultant, we accomplished this by setting the performance metrics for the 2007 LTIP as CAGR of Consolidated EBITDA1 compared to our Peer Group and Free Cash Flow/Net Assets.

2008 — Promoting Strategic Investments

Having achieved more stability and better results in 2007, the Company decided to invest strategically in 2008. The Company developed a 5-year strategic investment plan which was designed to increase stockholder value. Execution of that plan, however, was not contemplated by the LTIP plans when approved by the Committee and, in fact, the expenditure of strategic capital would have likely led to a zero payout under the plans as approved. To ensure continued alignment between management and our stockholders, in 2008 we amended the 2006, 2007 and 2008 LTIP plans to provide for the offset of certain costs associated with implementation of strategic projects.

In 2008, we engaged Towers Perrin as our independent compensation consultant to conduct a review of the competitiveness of the compensation paid to our senior executives. Towers Perrin performed this review by using the following survey data: Towers Perrin 2007 General Industry Executive Compensation Database and the Stanton Group Wholesale/Retail Survey. In addition, Towers Perrin surveyed the same group of companies surveyed in 2007, considered similar to Nash-Finch in terms of industry and revenue size and with whom we could be expected to compete for executive talent. The companies that comprised this group are:

AMCON Distribution Co.	Patterson Companies Inc.
Bell Microproducts, Inc.	Performance Food Group
Big Lots, Inc.	Retail Ventures, Inc.
Chiquita Brands International	Scheid (Henry) Inc.
C.H. Robinson Worldwide	Spartan Stores, Inc.
ConAgra Foods, Inc.	SYNNEX Corp.
Con-Way, Inc.	The Pantry, Inc.
Core Mark Holding Co. Inc.	Unified Western Grocers
Grainger (W W.) Inc.	United Natural Foods, Inc.
Great Atlantic & Pacific Tea Company	WESCO International, Inc.
Longs Drug Stores Corp.

This review showed, in part, that the Company is competitive in terms of salary, but less competitive in terms of long-term incentives. Following this review, we held the salaries of the senior management team flat in 2008 and later approved a special grant to senior executives described immediately below.

In 2008, we signed a definitive agreement to purchase certain assets of GSC Enterprises, Inc., an acquisition designed to bolster our business serving military commissaries and exchanges. In furtherance of our stated compensation objectives, on December 17, 2008 we awarded SARs to certain key executives, including the named executive officers, in connection with that acquisition. The vesting of the SARs is tied directly to increased stockholder value as the rights will not vest unless within the first 36 months following the acquisition, the stock price reaches $55.00 per share and remains at that price or greater for 90 consecutive trading days.

2009 — Creating Accountability for Achievement of Strategic Plans

One of our compensation goals for 2009 was to develop metrics for the 2009 LTIP that would be applicable during the Company’s period of strategic investment. The Committee ultimately chose two metrics that are the

      1 Consolidated EBITDA is calculated as earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity.

primary drivers of performance, and, therefore, stockholder value: (1) a blend of absolute RONA and CAGR of RONA and (2) the comparison of the cumulative three-year actual EBITDA results to the cumulative three-year strategic plan Consolidated EBITDA targets. The Committee determined that utilizing these measures strikes the appropriate balance between earnings achievements and effective utilization of investment capital.

Also in 2009, the Committee charged its consultant, Towers Perrin, with comparing the compensation paid to Company executives to the compensation paid by the Company’s peers. Towers Perrin performed this review by using the following survey data: Towers Perrin 2009 General Industry Executive Compensation Database and the Stanton Group 2009 Wholesale/Retail Group Compensation Survey. In addition, Towers Perrin surveyed the following group of companies, considered similar to Nash-Finch in terms of industry and revenue size and with whom we could be expected to compete for executive talent:

AMCON Distribution Co	Patterson Companies Inc.
Big Lots, Inc	Retail Ventures, Inc.
Chiquita Brands International	Schein (Henry) Inc.
C.H. Robinson Worldwide	Spartan Stores, Inc.
ConAgra Foods, Inc.	SYNNEX Corp.
Con-Way, Inc.	The Pantry, Inc.
Core Mark Holding Co. Inc.	Unified Grocers, Inc.
Grainger (W W.) Inc.	United Natural Foods, Inc.
Great Atlantic & Pacific Tea Company	WESCO International, Inc.

Similar to the review in 2008, this review showed, in part, that the Company is competitive in terms of salary, but less competitive in terms of long-term incentives. The Committee did not grant salary increases to senior executives in 2009.

2010 — Ensuring Compensation Programs Are Effective in Uncertain Economic Times

While we always evaluate compensation programs with an eye towards risk management, the current economic crisis sharpened our focus. Our review of our compensation programs confirmed that the performance targets we set for our compensation programs align management with our shareholders and do not incent excessive risk taking. In addition, our use of claw-back provisions in our STIP and LTIP compensation vehicles further guards against excessive risk taking. Both plans provide that if our CEO and CFO do not receive, or are required to reimburse us for, an annual bonus or performance unit payout in accordance with Section 304 of the Sarbanes-Oxley Act of 2002, then all of our Executive Vice Presidents, Senior Vice Presidents and Vice Presidents will similarly be denied or obligated to repay any bonus or performance unit payout for such period. The weighting of our compensation programs toward long-term incentives that reward sustainable performance and shareholder return further minimize any incentive for executives to engage in imprudent risk taking.

We set STIP performance targets that are aggressive but achievable, and do not provide for an upside payment if executives achieve greater than target. To minimize the risk of payout under the STIP for results that fall below expectations, for the 2010 plan year, we increased the threshold for payout under our Executive Incentive Plan and the Performance Incentive Plan (“STIP”) from 85 percent to 90 percent. As a result, in 2010 an executive will not receive any payout under the STIP unless the results are greater than 90 percent of target. The payout percentage is interpolated using a range of zero percent to 100 percent when achieved results are between the threshold (90 percent) and maximum (100 percent) of target. We believe this change will further incent management to achieve plan results without driving high risk incentives at the expense of long-term Company value.

Our compensation review did highlight, however, a possible risk to retention of key talent as a result of the requirement in our LTIP plans that senior executives defer payout under the plans until six months after the executive leaves our employ. While laudable when first instituted, the mandatory deferral provision created a risk that key talent may be incentivized to leave the Company to receive the payout. Based on the possible retention risk, we eliminated the mandatory deferral provision in the 2010 LTIP. At the same time, to ensure that the executives continued to build their stake in the Company, we amended our Executive Stock Ownership Guidelines to require than an executive retain at least 50 percent of an equity award settlement until such time as the executive satisfies the ownership guidelines on the sole basis of owned equity.

Elements of Executive Compensation

Having summarized recent changes to our executive officer compensation program, we now provide an overview of each element of compensation for 2009, what it is designed to reward and why the Committee chose to include it as an element of executive compensation.

Salaries

Salaries for the named executive officers are reviewed annually and are based on level of responsibility and experience, individual and corporate performance, and competitive compensation comparisons. The Committee establishes named executive officers’ base salaries at levels that are commensurate with the median of base salaries of executives of companies it considers comparable to us. For the third straight year, we did not increase the salaries for any named executive officers.

Short-Term and Long-Term Incentive Plans

STIP Bonuses

For fiscal 2009, annual bonuses for the named executive officers were based 80% upon performance against objectively measurable, predetermined financial and operational goals approved by the Committee in March 2009, and 20% on individual goals for the senior executive team. The financial goals that were used involved our Consolidated EBITDA and, in appropriate cases, operating unit profitability, while the operational goals consisted of an independent assessment of retail store performance and assessments of fill rate, on-time deliveries and a customer satisfaction survey for the food distribution segment. These goals are set at levels that the Company believes are aggressive but achievable. The STIP plan for 2009 included a gate that provided that no bonuses would be paid unless the financial component of the plan was attained, and also limited the percentage payout for the non-financial components to no more than the percentage paid on the financial component. The STIP plan approved for 2010 also includes these provisions.

The financial and operational goals for the named executive officers, other than the CEO, were assigned a maximum bonus opportunity ranging from 50% to 60% of base salary. The plan does not provide for increased payouts if the performance goals are overachieved. Bonus amounts typically are calculated by multiplying an individual’s base salary by his or her maximum bonus percentage and by the sum of the payout factors applicable to each financial, operational and shared performance goal.

Because specific financial and operational goals reflect management’s strategic and operating plans, disclosure of which would be tantamount to providing guidance to the market as well as causing the disclosure of confidential commercial and business information, the disclosure of these specific financial and operational goals would put us at a competitive disadvantage, would require us to provide guidance when the Company has determined that providing guidance is not in the best interests of the Company and its stockholders and so we do not provide this information. In 2009, the named executive officers’ performance against the 2009 metrics would have resulted in a 21% STIP bonus payout. Because neither the Committee nor the Company’s Section 16 officers were satisfied with the Company’s EBITDA results for 2009, management recommended to the Committee that bonuses not be paid to any Section 16 officers, including the named executive officers, and the Committee agreed.

The Committee retains discretion under the annual bonus program for named executive officers to (1) provide for downward adjustments in bonus payouts by adjusting the payout factor percentages, and (2) equitably adjust financial performance factors such as net earnings to reflect the impact of events such as reorganizations, recapitalizations, significant acquisitions or divestitures, and changes in accounting policies (but only to the degree permitted by Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m) of the Internal Revenue Code”) for the CEO for whom annual bonus compensation is to be considered “performance based” for purposes of Section 162(m) of the Internal Revenue Code). The Committee exercised the downward discretion with respect to the bonus that could have been paid to the named executive officers and reduced the bonus earned to zero.

Performance against the predetermined financial and operational goals was measured after the completion of the audit of our financial statements for fiscal 2009. Bonuses earned for 2009 are to be paid in cash, subject to the ability of participants to elect to receive up to 100% of their bonus in shares of our common stock in lieu of cash. To further encourage bonus plan participants to increase their ownership interest in our common stock, participants who elect to receive all or part of their bonus in shares of common stock receive additional shares of restricted stock equal to 15% of the shares paid in lieu of cash. All such restricted stock will vest after two years of continued employment, if the executive has retained beneficial ownership of the unrestricted shares. All bonus and restricted shares are issued under the Nash-Finch Company 2009 Incentive Award Plan (the “2009 Plan”).

LTIP Awards

The Committee determined that long-term incentive awards made during 2009 would be limited to persons holding the positions of Vice President and above, including the named executive officers, and would consist solely of performance units. The performance units granted vest after a three-year performance period, with a payout that can vary between 0% and 200% of an executive’s target payout.

The size of performance unit awards made to the named executive officers was based on position level, and consistent with competitive practices for long-term incentives and overall direct compensation as reported by Towers Perrin. With the exception of our CEO, the number of performance units awarded to the named executive officers was determined with reference to their base salary, with the numerator being 50% or 60% (depending on position) of the executive’s base salary and the denominator being the fair value of the Company’s stock price on the first trading day of fiscal 2009. Long-term incentive awards are designed to align the interests of the executives with our longer-term objectives and those of our shareholders and to reward them in relation to the achievement of these objectives.

With the assistance of Towers Perrin, the Committee established the metrics for the 2009 LTIP plan as (1) a blend of absolute RONA and CAGR of RONA and (2) the comparison of the cumulative three-year actual Consolidated EBITDA results to the cumulative three-year strategic plan Consolidated EBITDA targets. These goals are set at levels that the Company believes are aggressive but achievable. However, because specific financial and operational goals reflect management’s strategic and operating plans, disclosure of which would be tantamount to providing guidance to the market as well as causing the disclosure of confidential commercial and business information, the disclosure of these specific financial and operational goals would put us at a competitive disadvantage, would require us to provide guidance when the Company has determined that providing guidance is not in the best interests of the Company and its stockholders and so we do not provide this information.

In 2009, the Company made the payout under the 2006 LTIP plans, the second LTIP established by the Committee. The metrics for that plan were CAGR of Consolidated EBITDA and RONA, each as compared to our peers. With the exception of our CFO, all named executive officers were participants in that plan. The payout for the 2006 LTIP equaled 87.5% of the payout opportunity. The payout under the 2007 Plan has not yet been determined, but is anticipated that payout will be at the 180% level.

Potential Forfeiture of Annual Bonus or Long-Term Incentives

The agreements under which STIP bonus payments and LTIP performance unit awards are made provide that if the CEO and CFO do not receive, or are required to reimburse us for, an annual bonus or performance unit payout in accordance with Section 304 of the Sarbanes-Oxley Act of 2002, then all of our Executive Vice Presidents, Senior Vice Presidents and Vice Presidents will similarly be denied or obligated to repay any bonus or performance unit payout for such period. Section 304 would be triggered by an accounting restatement resulting from material non-compliance as a result of misconduct with financial reporting requirements under securities laws.

Restricted Stock Units

Recognizing that retention of key employees was critical to our efforts to navigate through a leadership transition and to develop and implement a new strategic plan, beginning in 2006, each named executive officer (other than the CEO and CFO) received a single grant of time vesting performance units denominated as restricted stock units of varying amounts, ranging from 32,500 to 47,500 RSUs. The Committee believes that the restricted stock units provide incentives necessary to retain executive officers and reward them for short-term company performance while creating long-term incentives to sustain the Company’s performance. Under these awards, the recipients are entitled to an additional amount of restricted stock units if the payment date for a dividend declared by the Board of Directors occurs before the vesting of the restricted stock units. However, in the event the award does not vest, all additional stock credited to the recipient based on dividends issued prior to vesting are cancelled. The number of additional restricted stock units granted is determined by the following formula:

•	dividend value per share, multiplied by,

•	the number of unvested restricted stock units/fair market value of the Company’s stock on the dividend payment date.

For purposes of the 2000 Plan, the fair market value of our common stock is the average of the high and low prices of our common stock, as reported on the NASDAQ Global Select Market, on the applicable date. The following describes the grants made to the named executive officers:

Mr. Covington

There were two tranches of restricted stock unit awards granted to Mr. Covington in connection with his hiring. The first tranche consisted of 54,000 performance units denominated as restricted stock units under the 2000 Plan and was intended to make Mr. Covington whole for lost compensation opportunities at his former employer as a result of his acceptance of employment with the Company. One-third of these restricted stock units vest on each of the first three anniversaries of the grant date, assuming continued employment with Nash-Finch. The restricted stock units will immediately vest in full upon a change in control of us, or if Mr. Covington’s employment ends because of disability, death, termination by us without cause, or termination by Mr. Covington for “good reason” (generally because of a demotion, required relocation, or failure by us or a successor to comply with the terms of the offer letter entered into between Mr. Covington and us).

The second tranche was cancelled and a replacement grant issued in 2007. The replacement grant was for a total of 152,500 RSUs which vest over time, assuming Mr. Covington’s continued employment with us, based on the following vesting schedule: 61,000 shares vested on May 1, 2008; 30,500 shares will vest on May 1, 2009; 30,500 shares will vest on May 1, 2010; and 30,500 shares will vest on May 1, 2011. No RSUs will be delivered to Mr. Covington until six months after his employment with us ceases. The RSUs will immediately vest in full upon change in control of us, or if Mr. Covington’s employment ends because of disability, death, termination by us without cause, or termination by Mr. Covington for “good reason.”

The compensation delivered under these grants remains at risk even when earned. Through a combination of a voluntary and a mandatory deferral, Mr. Covington will not receive the equity earned under either tranche until after his employment with the Company ends.

Messrs. Brown, Poore, Sihilling, Brunot and Dimond

The restricted stock units granted to Messrs. Brown, Poore, and Sihilling in 2006 vest five years after the date of the grant so long as each continues to be employed by the Company. The restricted stock units will immediately vest in full upon a change in control of us, or if their employment ends because of death or disability. Mr. Brunot received two restricted stock unit grants. The first restricted stock units granted to Mr. Brunot in 2008 vest five years after the date of the grant so long as he continues to be employed by the Company. One fifth of the restricted stock units granted to Mr. Brunot in 2009 will become eligible for vesting each year if the EBITDA performance target for that year is met or exceeded (“vesting eligible restricted stock units”). If the performance yearly EBITDA target is not met in an applicable year, the 20% of restricted stock units that were eligible for vesting that year will be forfeited as of the last day of that applicable year and shall not become eligible for vesting. Vesting eligible RSU’s will vest five years after the date of the grant so long as Mr. Brunot continues to be employed by the Company. The specific financial goals set forth in Mr. Brunot’s second grant of restricted stock units reflect management’s strategic and operating plans, disclosure of which would be tantamount to providing guidance to the market as well as causing the disclosure of confidential commercial and business information, the disclosure of these specific financial and operational goals would put us at a competitive disadvantage, would require us to provide guidance when the Company has determined that providing guidance is not in the best interests of the Company and its stockholders and so we do not provide this information. The restricted stock units granted to Mr. Brunot will immediately vest in full upon a change in control of us, or if his employment ends because of death or disability.

Two tranches of restricted stock unit awards were granted to Mr. Dimond when he joined the Company in 2007. The first tranche is for 37,500 restricted stock units and will vest one-third on each of the first three anniversaries of the grant date, assuming continued employment with Nash-Finch. This grant was intended to make Mr. Dimond whole for lost compensation opportunities at his former employer as a result of his acceptance of employment with the Company. These awards will also immediately vest in full upon a change in control of us, or if Mr. Dimond’s employment ends because of disability, death or termination by us without cause. The second tranche is for 37,500 restricted stock units and will vest five years after the date of the grant, assuming continued employment with Nash-Finch Company. The restricted stock units will immediately vest in full upon a change in control of us, or if his employment ends because of death or disability.

Stock Appreciation Rights

In 2008, the Committee granted SARs to certain key executives, including all of the named executive officers other than Mr., Brunot, in connection with our acquisition of certain assets of GSC Enterprises, Inc. (“the acquisition”). This one-time grant was designed to incentivize senior management towards the successful integration of the acquisition and the development of the Company’s military business segment. The material terms of the SARs include the following: (1) the exercise price of the stock appreciation rights is equal to $38.44, the mean between the reported high and low sale prices of the Company’s common stock on the NASDAQ on December 17, 2008, the day prior to the announcement of the acquisition, (2) the stock appreciation rights will not vest unless within the first 36 months following the acquisition, the stock price reaches $55.00 per share and remains at that price or greater for 90 consecutive trading days, (3) the stock appreciation rights will expire if the trading level of the common stock referred to in clause (2) is not achieved within thirty six months from the grant date, (4) upon vesting, the stock appreciation rights can be exercised within two years after vesting, and (5) any increase in the value of the stock appreciation rights (i.e., the amount the fair market value of the Company’s common stock exceeds $38.44, the exercise price of stock appreciation rights) will be awarded in the form of restricted stock, which will be forfeited if the employee ceases to be employed by the Company on or before the one year anniversary of the award of the restricted stock.

MDV Gain Share Plan

The MDV Gain Share Plan was approved by the Board in connection with the acquisition of three military distribution centers from GSC Enterprise, Inc. (“GSC”) in January, 2009. The main objective of the Plan is to provide an incentive to selected key employees of MDV to drive the successful integration of the business purchased from GSC and meet financial goals. The plan is designed to support the creation of shareholder value and align executive interest with that of shareholders; drive the achievement of business results needed to achieve long-term strategic objectives; and promote teamwork by encouraging the leadership team to work together to achieve their financial goals. Mr. Brunot is the only named executive officer which is a participant in the MDV Gain Share Plan.

The Gain Share Plan is a multiple year cash incentive plan that has the potential for three payouts, depending on achieved performance over each of three measurement periods: 2009 — 2011; 2010 — 2012; and 2011 -2013. The maximum bonus that can be earned is a percentage of the annual STIP earned by each participant during each particular three-year measurement period. Payouts are determined based on attainment of financial goals. Because specific financial goals reflect management’s strategic and operating plans, disclosure of which would be tantamount to providing guidance to the market as well as causing the disclosure of confidential commercial and business information, the disclosure of these specific financial and operational goals would put us at a competitive disadvantage, would require us to provide guidance when the Company has determined that providing guidance is not in the best interests of the Company and its stockholders and so we do not provide this information.

Other Aspects of Executive Officer Compensation

In addition to the salary, STIP bonus and long-term incentive elements of the compensation program provided to the named executive officers, the named executive officers also participate in the Supplemental Executive Retirement Plan (described under “Supplemental Executive Retirement Plan”) and the Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans (described under “Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans”), as well as in the same employee benefit plans, and on the same basis, available to other full-time exempt employees. Cumulatively, these plans and arrangements are provided as important elements of what is intended to be a competitive overall compensation program. The Committee, with the assistance of Towers Perrin, evaluates these plans and arrangements periodically to ensure conformity with our compensation philosophy and objectives.

In providing what is considered a competitive overall compensation program, the Committee believes that it is not necessary or appropriate to supplement that program with perquisites or personal benefits, with three exceptions. We provide executive officers with the opportunity to participate at our expense in specified executive health screening programs, and to have spouses or partners accompany them to designated Company or industry functions. In addition, the Company provides additional life insurance coverages to executive officers. No other perquisites or personal benefits are provided to executive officers, and the incremental cost to us of providing these items did not exceed $10,000 for any executive officer during 2009, with the exception of Messrs. Dimond and Brown.

Stock Ownership Guidelines

The Committee previously approved stock ownership guidelines applicable to Nash-Finch officers, including the named executive officers, which were amended in 2010. Those guidelines provided that an officer is expected to make regular, good faith efforts to achieve a specified ownership target within five years of joining Nash-Finch or becoming subject to the guidelines (by receiving a promotion into the covered group), whichever is later. The ownership target for the CEO is five times base salary, for executive and senior vice presidents three times base salary, and for other vice presidents one time base salary. For these purposes, an individual’s ownership position includes both shares of common stock and derivative securities exercisable or convertible into shares of common stock (including stock options and restricted stock units), and includes all such securities beneficially owned by the individual. Shares are valued for these purposes based on a rolling three-month average weekly closing price for Nash-Finch common stock on the NASDAQ Global Select Market. A derivative security is valued at the “spread” between the aggregate value (determined as provided in the previous sentence) of all vested shares underlying the derivative security and the aggregate exercise price, if any, of that derivative security.

In 2010, the Committee revised the guidelines to require that executives comply with the guidelines on the basis of vested equity alone, to remove the time requirement and to include a retention requirement. Under the revised guidelines, an executive is required to retain at least 50% of each equity award settled until such time as the executive satisfies the ownership guidelines on the basis on vested equity alone. The Committee periodically reviews current ownership levels relative to the guidelines, and may exclude an individual from participation in our long-term incentive program if satisfactory progress toward an ownership target is not being made. As of March 1, 2010, each of the named executive officers had made good faith efforts to comply with the guidelines and each is on track to satisfy these stock ownership guidelines.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally provides that Nash-Finch may not deduct compensation in excess of $1 million paid in any taxable year to the CEO or the other executive officers named in the Summary Compensation Table, unless the compensation in excess of $1 million is “performance based.” Compensation that is deferred until retirement does not count toward the $1 million limit. The adoption of the Performance Incentive Plan in 2009 was intended to qualify as “performance based” annual bonuses for any of these individuals who might receive salary and an annual bonus in excess of $1 million in any taxable year. In addition, certain compensation under the 2000 Plan and the 2009 Incentive Award Plan, such as stock options and awards contingent upon the satisfaction of performance criteria, such as the performance unit awards made during 2006, can also qualify as “performance based.” The Committee will not necessarily limit executive compensation to amounts deductible under Section 162(m) of the Internal Revenue Code since it wishes to maintain flexibility to structure our executive compensation programs in ways that best promote the interests of us and our stockholders.

Summary Compensation Table

The table below presents the annual compensation for services in all capacities to the Company for the periods shown for the Company’s (1) Chief Executive Officer, (2) Chief Financial Officer, and (4) four most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers of the Company on January 2, 2010. These officers are referred to as the “named executive officers.” All dollar amounts are in United States dollars.

								Change in
								SERP Value
								and
								Nonqualified
							Non-Equity	Deferred	All
				Stock		Option	Incentive Plan	Compensation	Other
Name and		Salary ($)	Bonus ($)	Awards		Awards	Compensation	Earnings	Compensation
Principal Position	Year	(1)	(2)	($)(3)		($)(4)	($)(5)	($)(6)	($)(7)	Total ($)

Alec C. Covington	2009	869,340	—	890,308		—	—	7,784	186,952	1,954,384
President and Chief Executive Officer	2008	852,937	—	1,273,989		829,973	850,000	4,000	193,695	4,004,593
	2007	847,555	—	5,955,749	(8)	—	850,000	326	199,614	7,853,244
Robert B. Dimond	2009	382,906	—	160,260		—	—	2,485	108,350	654,001
Executive Vice President, Chief	2008	376,767	—	229,326		232,108	225,000	1,017	91,323	1,155,541
Financial Officer and Treasurer	2007	352,396	312,500	2,292,173		—	225,000	—	740,038	3,922,107
Christopher A. Brown	2009	484,549	—	203,025		—	—	3,421	116,970	807,965
Executive Vice President,	2008	475,407	—	290,477		293,982	285,000	1,504	111,268	1,457,638
President and Chief Operating Officer, Nash-Finch Wholesale	2007	473,697	—	291,878		—	285,000	38	122,139	1,172,752
Jeffrey E. Poore	2009	333,014	—	138,894		—	—	6,841	76,857	555,606
Executive Vice President,	2008	326,713	—	198,732		201,159	195,000	4,587	82,576	1,008,767
Supply Chain Management	2007	325,070	—	199,695		—	195,000	776	89,459	810,000
Calvin S. Sihilling	2009	386,152	—	160,260		—	—	3,054	94,510	643,976
Executive Vice President,	2008	378,866	—	229,326		232,108	225,000	1,465	100,516	1,167,281
Chief Information Officer	2007	373,964	—	230,423		—	225,000	85	131,924	961,396
Edward L. Brunot	2009	295,133	—	864,404		—	—	2,036	72,506	1,234,079
Senior Vice President, President and	2008	255,249	—	127,395		—	125,000	963	62,707	571,314
Chief Operating Officer of MDV	2007	249,854	—	763,271		—	125,000	50	61,841	1,200,016

(1)	Highly compensated employees are permitted to defer the receipt of cash compensation pursuant to the Deferred Compensation Plan as described under “— Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans.” Following is the portion of salary deferred by the named executives:

Robert B. Dimond	$39,664
Jeffrey E. Poore	$577
Calvin S. Sihilling	$57,332

(2)	The amounts reported in the bonus columns reflect sign-on and relocation bonuses.

(3)	The amounts reported for stock awards reflect the grant date fair value of performance units granted under the 2000 Stock Incentive Plan pursuant to the Company’s Long-Term Incentive Plan and of restricted stock units also issued under the Company’s 2000 Stock Incentive Plan. Grants under the Company’s Long-Term Incentive Plan vest after a three-year performance period, with a payout that can vary between 0% and 200% of an executive’s target payout. The grant date fair value of these awards is computed in accordance with ASC Topic 718 and is presented in the above table with an assumed 100% achievement level. If the Company pays a dividend during the vesting period, the restricted stock unit account balances are credited with additional units representing the deemed reinvestment of dividend equivalents. The grant date fair market value of the restricted stock units assumes the dividend equivalent reinvestment, therefore, these are not reported as additional compensation for the named executive officers.

For awards that are subject to performance conditions, the value is based on the probable outcome of the conditions at grant date. The value of the awards at the grant date assuming the highest level of performance conditions will be achieved is set forth below:

		Stock
		Awards
Name	Year	($)

Alec C. Covington	2009	1,780,616
	2008	2,547,977
	2007	7,235,847
Robert B. Dimond	2009	320,520
	2008	458,652
	2007	2,522,596
Christopher A. Brown	2009	406,049
	2008	580,954
	2007	583,757
Jeffrey E. Poore	2009	277,788
	2008	397,464
	2007	399,390
Calvin S. Sihilling	2009	320,520
	2008	458,652
	2007	460,846
Edward L. Brunot	2009	971,233
	2008	254,790
	2007	891,291

(4)	The amounts reported for option awards reflect the grant date fair value of stock appreciation rights granted in 2008 computed in accordance with ASC Topic 718.

(5)	Non-Equity Incentive Plan Compensation reflects cash awards earned during the year but payable in the following year under the Company’s bonus program as described under “Compensation Discussion and Analysis — STIP Bonuses.” In 2009, the named executive officers’ performance against the 2009 metrics would have resulted in a 21% STIP bonus payout. Because neither the Committee nor the Company’s Section 16 officers were satisfied with the Company’s EBITDA results for 2009, management recommended to the Committee that bonuses not be paid to any Section 16 officers, including the named executive officers, and the Committee agreed.

(6)	Reflects above market earnings on the Officer’s Supplemental Executive Retirement Plan (“SERP”).

(7)	For each named executive officer the amount shown for each year may include a Company contribution on behalf of the officer to Nash-Finch’s SERP, Company contributions to the Nash-Finch Profit Sharing Plan (a 401(k) plan), life insurance premiums paid by the Company and reimbursement of relocation costs by the Company including tax reimbursement payments related to relocation costs. The components of the amount shown for each named executive officer are as follows:

		Profit Sharing
		Plan	Company
	Contribution	Contribution	Paid Life	Employee
Name	To SERP	-401K Match	Insurance	Physicals	Total

Alec C. Covington	$172,771	$9,800	$1,401	$2,980	$186,952
Robert B. Dimond	76,233	9,800	844	21,473	108,350
Christopher A. Brown	96,561	9,800	554	10,055	116,970
Jeffrey E. Poore	66,068	9,800	989	—	76,857
Calvin S. Sihilling	76,231	9,800	844	7,635	94,510
Edward L. Brunot	58,883	9,800	23	3,800	72,506

(8)	In connection with his employment with the Company, Mr. Covington was granted 100,000 performance units in 2006. On February 27, 2007, the Company canceled this award and replaced it with a new award of 152,500 performance units denominated as restricted stock units. Of the amount listed in the table above, $4,675,650 is related to this replacement grant.

Grants of Plan-Based Awards

The following table shows all grants of plan-based awards to the named executive officers with respect to the fiscal year ended January 2, 2010:

Grants of Plan-Based Awards for the Fiscal Year Ended January 2, 2010

											All Other
											Option
										All Other	Awards:
										Stock	Number
										Awards:	of	Exercise
		Estimated Future Payouts			Estimated Future Payouts					Number	Securities	or Base
		Under Non-Equity			Under Equity Incentive					of Shares	Under-	Price of	Grant Date Fair
		Incentive Plan Awards(1)			Plan Awards(2)					of Stock	lying	Option	Value of Stock and
		Threshold	Target	Maximum	Threshold	Target		Maximum		or Units	Options	Awards	Option Awards
Name	Grant Date	($)	($)	($)	(#)	(#)		(#)		(#)	(#)	($/Sh)	($)

Alec C. Covington	03/09/09	—	—	—	13,564	27,127		54,254		—	—	—	890,308
	N/A	—	$850,000	$850,000
Robert B. Dimond	03/09/09	—	—	—	2,442	4,883		9,766		—	—	—	160,260
	N/A	—	$225,000	$225,000
Christopher A. Brown	03/09/09	—	—	—	3,093	6,186		12,372		—	—	—	203,025
	N/A	—	$285,000	$285,000
Jeffrey E. Poore	03/09/09	—	—	—	2,116	4,232		8,464		—	—	—	138,894
	N/A	—	$195,000	$195,000
Calvin S. Sihilling	03/09/09	—	—	—	2,442	4,883		9,766		—	—	—	160,260
	N/A	—	$225,000	$225,000
Edward L. Brunot	02/02/09	—	—	—	—	17,500	(3)	17,500	(3)	—	—	—	757,575
	03/09/09	—	—	—	1,628	3,255		6,510		—	—	—	106,829
	N/A	—	$148,077	$148,077

(1)	Reflects the maximum amounts payable under the Company’s bonus program as described under “Compensation Discussion and Analysis — STIP Bonuses”. Based on the Company’s performance against the targets for the bonus plan, the payout of bonuses could range between Zero — 100%.

(2)	The amounts reflect performance units granted under the 2000 Stock Incentive Plan pursuant to the Company’s Long-Term Incentive Plan as described under “Compensation Discussion and Analysis — LTIP Awards.” The performance units will pay out in shares of Nash-Finch common stock. Depending on our ranking against the plan metrics, a participant could receive a number of shares ranging from Zero% to 200% of the number of performance units granted.

(3)	On February 2, 2009, Mr. Brunot was granted 17,500 performance awards in the form of restricted stock. These units will vest in 20% increments over five years based on achievement of performance criteria related to Consolidated EBITDA.

Outstanding Equity Awards at Fiscal Year End

The following table shows all unexercised options, stock that has not vested and stock incentive plan awards for each of the named executive officers as of January 2, 2010:

						Stock Awards
											Equity
											Incentive
											Plan Awards:
	Option Awards								Equity		Market or
			Equity						Incentive		Payout
			Incentive						Plan Awards:		Value
			Plan						Number		of
			Awards:					Market	of		Unearned
	Number	Number	Number					Value of	Unearned		Shares,
	of	of	of			Number		Shares or	Shares,		Units or
	Securities	Securities	Securities			of Shares		Units of	Units or		Other
	Underlying	Underlying	Underlying			or Units		Stock	Other Rights		Rights
	Unexercised	Unexercised	Unexercised	Option		of Stock		That Have	That Have		That Have
	Options	Options	Unearned	Exercise	Option	That Have		Not	Not		Not
	(#)	(#)	Options	Price	Expiration	Not		Vested	Vested		Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	Vested		($)	(#)		($)

Alec C. Covington	—	—	—	—	—	64,850	(1)	$2,405,272	64,489	(2)	$2,391,897
	—	—	—	—	—	—		—	35,271	(3)	1,308,201
	—	—	—	—	—	—		—	27,127	(4)	1,006,140
Robert B. Dimond	—	—	—	—	—	39,867	(5)	1,478,651	11,608	(2)	430,541
	—	—	—	—	—	—		—	6,349	(3)	235,484
	—	—	—	—	—	—		—	4,883	(4)	181,110
Christopher A. Brown	—	—	—	—	—	50,844	(6)	1,885,820	14,704	(2)	545,371
	—	—	—	—	—	—		—	8,042	(3)	298,278
	—	—	—	—	—	—		—	6,186	(4)	229,439
Jeffrey E. Poore	—	—	—	—	—	35,061	(7)	1,300,405	10,060	(2)	373,125
	—	—	—	—	—	—		—	5,502	(3)	204,069
	—	—	—	—	—	—		—	4,232	(4)	156,965
Calvin S. Sihilling	—	—	—	—	—	40,455	(7)	1,500,467	11,608	(2)	430,541
	—	—	—	—	—	—		—	6,349	(3)	235,484
	—	—	—	—	—	—		—	4,883	(4)	181,110
Edward L. Brunot	—	—	—	—	—	13,170	(8)	488,480	6,449	(2)	239,193
	—	—	—	—	—	—		—	3,527	(3)	130,816
	—	—	—	—	—	14,338	(9)	531,779	3,255	(4)	120,728

(1)	Awards were granted on February 27, 2007. 40% vested on May 1, 2008 and 20% vested on May 1, 2009. The remaining will vest in 20% increments on May 1, 2010 and May 1, 2011 assuming continued employment with the Company.

(2)	Awards were granted under the LTIP plan and vested at the end of 2009. The amount that will vest is dependent on the Company’s performance against key performance measures and will not be determined until the peer group companies publish their final results for the measurement period. The number of shares shown in the table is based on a projected 180% payout of this award.

(3)	Awards were granted under the LTIP plan and will vest at the end of 2010. The amount that will vest is dependent on the Company’s performance against key performance measures.

(4)	Awards were granted under the LTIP plan and will vest at the end of 2011. The amount that will vest is dependent on the Company’s performance against key performance measures.

(5)	Awards were granted on January 2, 2007 and will vest on the fifth anniversary of the grant date, assuming continued employment with the Company.

(6)	Awards were granted on November 6, 2006 and will vest on the fifth anniversary of the grant date, assuming continued employment with the Company.

(7)	Awards were granted on August 7, 2006 and will vest on the fifth anniversary of the grant date, assuming continued employment with the Company.

(8)	Awards were granted on July 16, 2007 and will vest on the fifth anniversary of the grant date, assuming continued employment with the Company.

(9)	Awards were granted on February 2, 2009. Vesting of the awards is tied to financial performance in the fiscal years 2009-2013. At the end of each fiscal year, 20% of the total award is eligible to vest if the performance target related to that fiscal year is met. The portion of the award related to the 2009 fiscal year did not vest, since the performance target was not met. The number shown in the table reflects the remaining 80% of the total award that could potentially vest.

Option Exercises and Stock Vested

Shown below is information with respect to (1) option exercises and (2) vesting of restricted share units and settlement of performance units for each of the named executive officers with respect to the fiscal year ended January 2, 2010:

Option Exercises and Stock Vested for the Fiscal Year Ended January 2, 2010

	Option Awards		Stock Awards
	Number of	Value	Number of		Value
	Shares	Realized	Shares		Realized
	Acquired on	on	Acquired on		on
	Exercise	Exercise	Vesting		Vesting
Name	(#)	($)	(#)		($)

Alec C. Covington	—	—	89,683	(1)	3,271,092
Robert B. Dimond	—	—	13,289	(1)	493,681
Jeffrey E. Poore	6,000	31,860	6,773	(1)	311,355
Calvin S. Sihilling	—	—	6,079	(1)	279,452
Christopher A. Brown	—	—	6,875	(1)	316,044
Edward L. Brunot	—	—	3,377	(1)	155,241

(1)	Shares deferred into the Deferred Compensation Plan for the benefit of the respective Officer.

Supplemental Executive Retirement Plan

The Nash-Finch Supplemental Executive Retirement Plan (“SERP”) is an unfunded plan designed to reward and promote long tenure with the Company by providing retirement income to eligible participants to supplement amounts available from other sources. The Committee oversees the administration of the Plan, and approves the list of participants from among Nash-Finch’s management and highly compensated employees. Currently, the executive officers and one non-executive officer of Nash-Finch participate in the SERP.

Under the SERP, each participant who is actively employed by, or on an approved leave of absence from, Nash-Finch or an affiliated entity on the last day of a calendar year will be credited with an amount equal to 20% of his or her base salary for that year. On the last day of each calendar quarter, each participant’s SERP account is credited with earnings on the average daily account balance during that quarter at a rate equal to the quarterly equivalent of the average annual corporate bond yield for each month during the quarter, as reported by Moody’s Investor’s Service, Inc.

Other than our CEO who is fully vested in his accounts, an active participant becomes fully vested in his or her SERP account balance upon the earlier of completing ten years of participation in the plan or reaching age 65. A participant also becomes fully vested upon death or disability during the term of his or her employment, or upon a change in control of Nash-Finch. A participant is not vested during his or her first five years of participation in the SERP, but becomes 50% vested after five years’ participation, and the level of vesting increases by ten percent per year thereafter. The Committee has the authority under the Plan to accelerate the vesting of a participant’s interest in his/her SERP account. The entire balance of a participant’s SERP account will be forfeited if the participant engages in competitive activity at any time while the participant is employed by Nash-Finch or an affiliated entity or is receiving distributions under the SERP, or if the participant’s employment is terminated for dishonesty or criminal conduct. Distributions under the SERP begin the first month of the next calendar year following a participant’s termination of employment. Payments will be made in 120 monthly installments, determined in each case by dividing the participant’s vested account balance by the number of remaining payments due. Prior to commencement of a participant’s distributions, the Compensation Committee may elect to make the distribution in any alternative form, subject to certain conditions set forth in the SERP.

Company contributions to the SERP accounts of the executive officers named in the Summary Compensation Table are included in “All Other Compensation.”

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

Highly compensated employees of Nash-Finch, including the executive officers, are permitted to defer the receipt of their cash and long-term incentive compensation pursuant to the Deferred Compensation Plan. The Deferred Compensation Plan permits each participant to annually defer a portion of his or her salary, annual bonus, commissions and/or long-term incentive plan payouts up to maximum percentages permitted by the Plan, and to have the amount deferred credited by book entry to a deferred compensation account. The Plan also provides that Company contribution credits will be made to a participant’s account under the Plan if and to the extent Company contributions to the participant’s account under the Company’s profit sharing/401(k) plan are reduced because of a reduction in the participant’s salary resulting from participation in the Plan. Each participant must allocate amounts credited to his or her deferred compensation account among various benchmark investment funds approved by the Plan Administrator. The balance in each deferred compensation account is adjusted daily to reflect the investment experience of the selected investment funds, as if amounts credited to the account had actually been invested in the investment funds. If a participant elects to defer the receipt of shares of Nash-Finch common stock issuable under the Nash-Finch 2000 Stock Incentive Plan or the Nash-Finch 2009 Incentive Award Plan, the deferred shares are credited as share units to a share sub-account under the Plan, distributions from which may be made only in shares of Nash-Finch common stock issued under the 2000 Stock Incentive Plan or the 2009 Incentive Award Plan, as applicable. The balance in a participant’s deferred compensation account will be payable upon retirement, death, disability, termination of employment or, if a participant so elects, at a date certain in the future or upon a change in control of the Company. Distributions may generally be made in a lump sum or in up to 15 annual installments. Participants are always 100% vested in their account balances.

Nonqualified Deferred Compensation for the Fiscal Year Ended January 2, 2010

The following table shows contributions, earnings and balances under our Deferred Compensation Plan.

		Executive	Registrant	Aggregate	Aggregate
		Contributions in	Contributions in	Earnings	Withdrawals/	Aggregate Balance
		Last FY	Last FY	in Last FY	Distributions	at Last FYE
Name	Plan	($)(1)	($)(2)	($)	($)	($)

	Deferred
Alec C. Covington	Compensation Plan	3,271,092	122,511	(816,016)	—	7,242,495
	SERP	—	172,771	30,430	—	679,321
	Deferred
Robert B. Dimond	Compensation Plan	623,344	18,858	(151,178)	—	1,873,590
	SERP	—	76,233	9,785	—	239,117
	Deferred
Christopher A. Brown	Compensation Plan	316,044	3,735	(60,254)	—	259,524
	SERP	—	96,561	13,443	—	320,332
	Deferred
Jeffrey E. Poore	Compensation Plan	336,932	3,680	(44,375)	—	444,796
	SERP	—	66,068	26,257	—	503,153
	Deferred
Calvin S. Sihilling	Compensation Plan	370,534	3,303	(9,109)	—	495,523
	SERP	—	76,231	11,967	—	275,445
	Deferred
Edward L. Brunot	Compensation Plan	155,241	1,835	(29,597)	—	127,478
	SERP	—	58,883	7,979	—	191,707

(1)	Includes the following amounts for named executive officers which are reported for such named officer as salary in the Summary Compensation Table:

Robert B. Dimond	$39,664
Jeffrey E. Poore	$577
Calvin S. Sihilling	$57,332

The amount for all officers listed above also includes equity awards that vested during fiscal year 2009, which were deferred into the Deferred Compensation Plan.

(2)	SERP amounts for named executive officers are included for such named officers in All Other Compensation in the Summary Compensation Table

The table below shows the funds available under the Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2009.

	Rate of		Rate of
Name of Fund	Return	Name of Fund	Return

American Funds Growth Fund of America R4	34.54%	Fidelity Freedom 2030	30.57%
Artisan Mid Cap Fund — Investor Class	50.26%	Fidelity Freedom 2035	31.26%
Buffalo Small Cap Fund	37.49%	Fidelity Freedom 2040	31.65%
Dodge & Cox Stock	31.27%	Fidelity Freedom 2045	32.04%
Fidelity Balanced	28.05%	Fidelity Freedom 2050	32.47%
Fidelity Diversified International	31.78%	Fidelity Freedom Income	16.12%
Fidelity Freedom 2000	16.49%	Fidelity Spartan U.S. Equity Index	26.51%
Fidelity Freedom 2010	24.82%	Perkins Mid Cap Value Fund	30.37%
Fidelity Freedom 2015	25.62%	PIMCO Total Return Institutional	13.83%
Fidelity Freedom 2020	28.86%	Vanguard Savings Trust II	3.18%
Fidelity Freedom 2025	30.03%

Potential Payments Upon Termination or Change In Control

The section below describes the amount of compensation that may be made to named executive officers of the Company in the event of termination of such executive’s employment or in connection with a change in control. The amount of compensation payable to each named executive officer upon voluntary termination, voluntary for-good-reason termination, retirement, involuntary not-for-cause termination, involuntary for-cause termination, disability or death of the executive, or in connection with a change in control is shown in the tables below. The amounts shown assume that such termination or change in control was effective as of January 2, 2010, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. For stock-based awards, the fair market value of the Company’s stock on December 31, 2009, the last trading day of the Company’s 2009 fiscal year, was used to determine compensation earned. The actual amounts to be paid out can only be determined at the time of such executive’s termination from the Company. For stock appreciation rights, the fair market value of the Company’s stock on December 31, 2009 was used to determine the number and value of restricted stock units that would be awarded upon the executive’s termination due to death or disability.

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates, he or she is entitled to receive amounts earned during the term of his or her employment. Such amounts include:

•	If he or she is employed on the last day of the year, non-equity incentive compensation under the bonus plan earned during the fiscal year. If termination is prior to the last day of the year, non-equity incentive compensation is forfeited;

•	Amounts contributed under the Deferred Compensation Plan; and

•	Amounts accrued and vested through the Company’s Supplemental Executive Retirement Plan and Deferred Compensation Plan. In connection with his or her initial commencement of participation in the Deferred Compensation Plan, the participant irrevocably elects the form and manner to receive the Termination Benefit as either a single lump sum payment or pursuant to the Annual Installment Method for up to five years. If they do not make any election in respect to the payment of the Termination Benefit, then such Participant shall be deemed to have elected to receive the benefit in a single lump sum payment. The single lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the Participant’s Benefit Distribution Date. Remaining installment payments, if any, shall be paid no later than 60 days after each anniversary of the Participant’s Benefit Distribution Date. However, for the named executive officers, Section 409A of the Internal Revenue Code requires that payments are not to be made during the six month period following termination of employment.

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, in addition to the items identified under “Payments Made Upon Termination” above:

•	All exercisable options and stock appreciation rights of the officer will remain exercisable for three years or until the end of their term, whichever is sooner;

•	He or she will continue to vest in performance units and stock bonuses in accordance with the schedule set forth in the agreements. Pursuant to the agreements in place for the named executive officers as of January 2, 2010, excluding Alec Covington, all unvested performance units designated as restricted stock units and stock bonuses would be forfeited. Alec Covington’s stock units vest immediately upon retirement; and

•	He or she will be entitled to receive a settlement payment under the Long-Term Incentive Plan equal to the Settlement Share Amount that they would have received, multiplied by a fraction whose numerator is the full number of months employed during the Measurement Period and whose denominator is (36). Any such payment will be made at the time of settlement of the Performance Units at the end of Measurement Period. The Performance Units will be settled as soon as practicable after audited financial statements are available for the Company’s last fiscal year in the Measurement Period and information is publicly available with respect to the Performance Measures of the members of the Peer Group.

•	Mr. Brunot will be entitled to receive a pro-rated Bonus Award under the 2009 MDV Gain Share Plan. The amount of such Bonus Award shall be determined by multiplying the Cumulative STIP Bonus actually earned by Participant prior to his or her Retirement by the Applicable Percentage. Any such Bonus Awards will be paid at the time Bonus Awards are paid to Participants.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the heading “Payments Made Upon Termination” above:

•	All outstanding options and stock appreciation rights held by the named executive officer will become immediately exercisable for three years or until the end of the term of the award, whichever is sooner;

•	He or she will continue to vest in performance units designated as restricted stock units and stock bonuses;

•	He or she will immediately acquire a fully vested, nonforfeitable interest in his or her SERP account (The distribution will be made in the form of 120 monthly payments, which will begin during the first month of the Plan Year next following the Plan Year during which the individual’s employment was terminated.). Pursuant to Section 409A of the Internal Revenue Code, no payments can be made during the six month period following termination of employment; and

•	He or she will immediately fully vest in the Company contribution to his or her Deferred Compensation Plan account. In connection with his or her initial commencement of participation in the Deferred Compensation Plan, the participant shall irrevocably elect in the form and manner to receive the Disability Benefit in a single lump sum payment or pursuant to the Annual Installment Method for up to five years. If they do not make any election in respect to the payment of the Termination Benefit, then such Participant shall be deemed to have elected to receive the benefit in a single lump sum payment. The single lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the Participant’s Benefit Distribution Date. Remaining installment payments, if any, shall be paid no later than 60 days after each anniversary of the Participant’s Benefit Distribution Date. Pursuant to Section 409A of the Internal Revenue Code, no payments can be made during the six month period following termination of employment.

•	Mr. Brunot will be entitled to receive a pro-rated Bonus Award under the 2009 MDV Gain Share Plan. The amount of such Bonus Award shall be determined by multiplying the Cumulative STIP Bonus actually earned by Mr. Brunot prior to his Death or Disability by the Applicable Percentage. Any such Bonus Awards will be paid at the time Bonus Awards are paid to Participants.

In the event of the death of a named executive officer, payments will be made under life insurance policies to his or her named beneficiary or estate. In the event of the death or disability of the CEO, in addition to the benefits listed above, he will receive the termination year bonus (pro-rata share to date of termination due to disability).

Payments Made Upon Involuntary Not-For-Cause Termination

In the event of the involuntary not-for cause termination of a named executive officer, in addition to the items identified under “Payments Made Upon Termination” above:

•	All outstanding options or stock appreciation rights held by the officer will remain exercisable for a period of three months after termination or until the end of the term of the awards, whichever is sooner;

•	He or she will continue to vest in performance units (excluding performance units designated as restricted stock units, which are discussed below) and stock bonuses in accordance with the schedule set forth in the agreements; and

•	Outstanding performance units designated as restricted stock units will immediately vest on a pro rata basis (except awards to Mr. Covington and one award to Mr. Brunot, which vest immediately in full) determined by multiplying the number outstanding by a fraction whose numerator is the number of whole months between grant date and the termination date and whose denominator is the number of months of the full award. As soon as administratively practicable following the vesting date, the Company will distribute the full settlement of all vested restricted stock units. Pursuant to Section 409A of the Internal Revenue Code, no payments can be made during the 6 month period following termination of employment.

In the event of the involuntary not-for-cause termination of the CEO, in addition to the items identified under “Payments Made Upon Termination” and those under “Payments Made Upon Involuntary Not-For-Cause Termination” above:

•	He will receive the bonus for the termination year;

•	An amount equal to two times the sum of the termination year salary and targeted bonus, payable in substantially equal installments in accordance with the Company’s regular payroll cycle over a period of 24 months following the date of termination; and

•	Continued participation for two years in benefit plans (including health, life, dental and disability) in which his dependents were entitled to participate prior to the termination.

In the event of the involuntary not-for cause termination of Messrs. Brown, Dimond, Poore or Sihilling, in addition to the items identified under “Payments Made Upon Termination” and those under “Payments Made Upon Involuntary Not-For-Cause Termination” above:

•	An amount equal to two times the sum of the termination year salary payable in substantially equal installments in accordance with the Company’s regular payroll cycle over a period of 24 months following the date of termination; and

•	Continued participation for two years in benefit plans (including health, life, dental and disability) in which his dependents were entitled to participate prior to the termination.

In the event of the involuntary not-for cause termination of Mr. Brunot, in addition to the items identified under “Payments Made Upon Termination” and those under “Payments Made Upon Involuntary Not-For-Cause Termination” above:

•	An amount equal to the termination year salary payable in substantially equal installments in accordance with the Company’s regular payroll cycle over a period of 12 months following the date of termination; and

•	Continued participation for one year in benefit plans (including health, life, dental and disability) in which his dependents were entitled to participate prior to the termination.

Payments Made Upon a Change in Control

In the event of termination of a named executive officer due to a change in control, in addition to the items identified under “Payments Made Upon Termination” and “— Payments Made Upon Involuntary Not-For-Cause Termination” above:

•	He will immediately acquire a fully vested, nonforfeitable interest in his or her SERP account (the distribution will be made in the form of 120 monthly payments, which will begin during the first month of the Plan Year next following the Plan Year during which the individual’s employment was terminated). Pursuant to Section 409A of the Internal Revenue Code, no payments can be made during the 6 month period following termination of employment;

•	He will be entitled to receive a settlement amount under the Long-Term Incentive Plan for any units issued at least six months prior to the change in control. In determining the amount to be settled, the measurement period shall be deemed to have terminated at the end of the last full fiscal quarter before the effective date of the Change in Control and to have commenced at the inception of the LTIP Plan;

•	Outstanding performance units designated as restricted stock units will vest immediately in full; and

•	He will receive a payment under the change in control agreement as described above. This payment would be in place of payments under cash payments described in “Payments Made Upon Involuntary Not-For-Cause Termination” below and any payments for Mr. Poore under the Executive Retention Agreements described in the following section.

Change in Control Arrangements

Change in Control Severance Agreements.  In February 2007, the Committee approved a new form of Change in Control Agreement (“CIC Agreement”) and has issued such agreements to each of the named executive officers, with the exception of Mr. Covington. Mr. Covington entered into a Change in Control Agreement that provides that if he terminates his employment within 6 months of a Change in Control, the termination is presumed to be for good reason. In all other respects, the Change in Control Agreement signed by Mr. Covington is the same as the Revised CIC Agreement. In the future, the Company expects that any new employee of the Company that is eligible to enter into a change of control agreement will execute the Revised CIC Agreement. A form of the Revised CIC Agreement was filed as an exhibit to the Company’s Current Report on Form 8-K filed on March 1, 2007. Mr. Covington’s Change in Control Agreement was filed as an exhibit to the Company’s Current Report on Form 8-KA filed on February 26, 2008, as an amendment to the March 1, 2007 8-K.

The amount of compensation due upon a triggering event is a multiple of 1/12 of the individual’s base pay plus short-term bonus target. The multiple referred to in the previous sentence is 36 months for Mr. Covington, 24 months for Messrs. Brown, Dimond, Sihilling, Poore and our General Counsel, and 12 months for all other employees that entered into the CIC Agreement. In addition, under the CIC Agreement, individuals other than Mr. Covington do not have the ability to trigger the benefits of the Agreement for any reason within the first six months of a Change in Control. Also, individuals are required to sign a Release of Claims as a pre-requisite to receipt of benefits under the Revised CIC Agreement.

For purposes of these agreements, “good reason” generally includes a reduction in compensation or benefits, demotion, relocation, and any termination for reasons other than death, disability or retirement within six months of a change in control. A “change in control” is generally deemed to have occurred if: (a) a majority of Nash-Finch’s Board is no longer composed of individuals who were directors at the time these agreements were entered into or who became directors with the approval of a majority of the “incumbent directors”; (b) another party becomes the beneficial owner of at least 30% of Nash-Finch’s outstanding voting stock; (c) Nash-Finch sells or otherwise disposes of all or substantially all of its assets, or is liquidated or dissolved; or (d) a change in control occurs of the type required to be reported in response to Item 5.01 of Form 8-K under the Exchange Act.

2000 Stock Incentive Plan and 2009 Incentive Award Plan.  Similar events, which specifically include mergers or consolidations where Nash-Finch stockholders before the transaction do not own at least 50% of voting shares of the resulting entity, and the acquisition by a third party of 20% or more of Nash-Finch’s outstanding voting stock without the approval of Nash-Finch’s incumbent directors, also constitute a change in control of Nash-Finch under the terms of the 2000 Stock Incentive Plan and the 2009 Incentive Award Plan. Under the 2000 Stock Incentive Plan and the 2009 Incentive Award Plan and award agreements issued under, stock options that have been outstanding for at least six months will become immediately and fully exercisable upon a change in control and remain exercisable for the duration of their terms. The Compensation Committee may alternatively provide that the optionee will receive, as of the effective date of the change in control, cash in an amount equal to the “spread” between the fair market value of the option shares immediately prior to the change in control and the exercise price of the option shares. Restricted stock awards that have been outstanding at least six months will immediately and fully vest upon a change in control, and performance unit awards that have been outstanding at least six months will vest and be settled in accordance with the terms of the applicable award agreements (discussed under “Elements of Executive Compensation — Restricted Stock Units”).

Deferred Compensation Plans.  Under the terms of deferred compensation plans applicable to directors and officers of Nash-Finch, upon a change in control, Nash-Finch must transfer to the benefits protection trust established in connection with these plans an amount of assets sufficient to bring the value of trust assets to at least 125% of the aggregate balance of all participant accounts in each such plan as of the last day of the month immediately preceding the change in control. Executives who participate in the Deferred Compensation Plan may elect to have the distribution of their account balances accelerated upon a change in control.

“Change in Control” definition.  A “change in control” is deemed to occur if (a) a party owning 50% or less of the total fair market value or total voting power of the stock of the Company acquires ownership of stock of the Company that, together with the stock already held by such party, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; (b) a party acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such party) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; (c) a party acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such party) all or substantially all of the assets of the Company; or (d) a majority of the members of the Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; provided, that any such event also constitutes a “change in control event,” as defined in Treasury Regulation § 1.409A-3(i)(5).

The tables below show the amounts that would be payable to the named executive officers upon termination:

Alec C. Covington

				Involuntary	Involuntary
	Voluntary	Voluntary for		Termination —	Termination —	Change In
Executive Payment and Benefit	Termination	Good Reason	Retirement	Not-For-Cause	For Cause	Control		Disability	Death
upon Separation	($)	($)	($)	($)	($)	($)		($)	($)

Compensation
Bonus	—	—	—	—	—	—		—	—
Long-Term Incentive Compensation
Stock Options	—	—	—	—	—	—		—	—
Restricted Stock Units	—	2,405,272	2,405,272	2,405,272	—	2,405,272		2,405,272	2,405,272
LTIP	—	—	3,351,230	—	—	4,223,364	(1)	3,351,230	3,351,230
Stock Appreciation Rights(3)	—	—	—	—	—	—		—	—
Benefits & Perquisites
Stock Awards	—	—	—	—	—	—		—	—
SERP	679,321	679,321	679,321	679,321	679,321	679,321		679,321	679,321
Deferred Comp	7,242,495	7,242,495	7,242,495	7,242,495	7,242,495	7,242,495		7,242,495	7,242,495
Health & Welfare Benefits	—	6,912	—	6,912	—	6,912	(2)	—	—
Life Insurance Proceeds	—	—	—	—	—	—		—	2,000,000
Excise Tax & Gross-up	—	—	—	—	—	5,728,442	(2)	—	—
Cash Severance	—	3,400,000	—	3,400,000	—	5,100,000	(2)	—	—

Total	7,921,916	13,734,000	13,678,318	13,734,000	7,921,816	25,385,806		13,678,318	15,678,318

(1)	Upon a change in control, a participant in the Long-Term Incentive Plan is entitled to receive a settlement amount for any units issued at least six months prior to the change in control. In determining the amount to be settled, the measurement period shall be deemed to have been begun on the grant date of the award and end on the last full quarter prior to the change of control.

(2)	Payout of cash severance, health & welfare benefits and excise tax & gross-up under a change in control would only occur if termination was due to involuntary not-for-cause or voluntary for good reason.

(3)	No value is assigned to the stock appreciation rights since the share price at the end of 2009 was less than the base price of the grant.

Robert B. Dimond

			Involuntary	Involuntary
	Voluntary		Termination —	Termination —	Change In
Executive Payment and	Termination	Retirement	Not-For-Cause	For Cause	Control		Disability	Death
Benefit upon Separation	($)	($)	($)	($)	($)		($)	($)

Compensation
Bonus	—	—	—	—	—		—	—
Long-Term Incentive Compensation
Stock Options	—	—	—	—	—		—	—
Restricted Stock Units	—	—	887,191	—	1,478,651		1,478,651	1,478,651
LTIP	—	603,237	—	—	760,226	(1)	603,237	603,237
Stock Appreciation Rights(3)	—	—	—	—	—		—	—
Benefits & Perquisites
Stock Awards	—	—	—	—	—		—	—
SERP	—	—	—	—	239,117		239,117	239,117
Deferred Comp	1,873,590	1,873,590	1,873,590	1,873,590	1,873,590		1,873,590	1,873,590
Health & Welfare Benefits	—	—	12,360	—	12,360	(2)	—	—
Life Insurance Proceeds	—	—	—	—	—		—	1,000,000
Excise Tax & Gross-up	—	—	—	—	1,680,985	(2)	—	—
Cash Severance	—	—	750,000	—	1,200,000	(2)	—	—

Total	1,873,590	2,476,827	3,523,141	1,873,590	7,244,928		4,194,594	5,194,594

(1)	Upon a change in control, a participant in the Long-Term Incentive Plan is entitled to receive a settlement amount for any units issued at least six months prior to the change in control. In determining the amount to be settled, the measurement period shall be deemed to have been begun on the grant date of the award and end on the last full quarter prior to the change of control.

(2)	Payout of cash severance, health & welfare benefits and excise tax & gross-up under a change in control would only occur if termination was due to involuntary not-for-cause or voluntary for good reason.

(3)	No value is assigned to the stock appreciation rights since the share price at the end of 2009 was less than the base price of the grant.

Christopher A. Brown

			Involuntary	Involuntary
	Voluntary		Termination —	Termination —	Change In
Executive Payment and	Termination	Retirement	Not-For-Cause	For Cause	Control		Disability	Death
Benefit upon Separation Compensation	($)	($)	($)	($)	($)		($)	($)

Compensation
Bonus	—	—	—	—	—		—	—
Long-Term Incentive Compensation
Stock Options	—	—	—	—	—		—	—
Restricted Stock Units	—	—	1,194,353	—	1,885,820		1,885,820	1,885,820
LTIP	—	764,116	—	—	962,968	(1)	764,116	764,116
Stock Appreciation Rights(3)	—	—	—	—	—		—	—
Benefits & Perquisites
Stock Awards	—	—	—	—	—		—	—
SERP	—	—	—	—	320,332		320,332	320,332
Deferred Comp	259,524	259,524	259,524	259,524	259,524		259,524	259,524
Health & Welfare Benefits	—	—	17,304	—	17,304	(2)	—	—
Life Insurance Proceeds	—	—	—	—	—		—	1,000,000
Excise Tax & Gross-up	—	—	—	—	2,279,670	(2)	—	—
Cash Severance	—	—	950,000	—	1,520,000	(2)	—	—

Total	259,524	1,023,640	2,421,181	259,524	7,245,618		3,229,792	4,229,792

(1)	Upon a change in control, a participant in the Long-Term Incentive Plan is entitled to receive a settlement amount for any units issued at least six months prior to the change in control. The measurement period shall be deemed to have been begun on the grant date of the award and end on the last full quarter prior to the change of control.

(2)	Payout of cash severance, health & welfare benefits and excise tax & gross-up under a change in control would only occur if termination was due to involuntary not-for-cause or voluntary for good reason.

(3)	No value is assigned to the stock appreciation rights since the share price at the end of 2009 was less than the base price of the grant.

Jeffrey E. Poore

			Involuntary	Involuntary
	Voluntary		Termination —	Termination —	Change In
Executive Payment and	Termination	Retirement	Not-For-Cause	For Cause	Control		Disability	Death
Benefit upon Separation Compensation	($)	($)	($)	($)	($)		($)	($)

Compensation
Bonus	—	—	—	—	—		—	—
Long-Term Incentive Compensation
Stock Options	—	—	—	—	—		—	—
Restricted Stock Units	—	—	866,937	—	1,300,405		1,300,405	1,300,405
LTIP	—	522,784	—	—	658,830	(1)	522,784	522,784
Stock Appreciation Rights(3)	—	—	—	—	—		—	—
Benefits & Perquisites
Stock Awards	—	—	—	—	—		—	—
SERP	402,522	402,522	402,522	402,522	503,153		503,153	503,153
Deferred Comp	444,796	444,796	444,796	444,796	444,796		444,796	444,796
Health & Welfare Benefits	—	—	6,912	—	6,912	(2)	—	—
Life Insurance Proceeds	—	—	—	—	—		—	1,000,000
Excise Tax & Gross-up(2)	—	—	—	—	1,437,179	(2)	—	—
Cash Severance	—	—	650,000	—	1,040,000	(2)	—	—

Total	847,318	1,370,102	2,371,167	847,318	5,391,275		2,771,138	3,771,138

(1)	Upon a change in control, a participant in the Long-Term Incentive Plan is entitled to receive a settlement amount for any units issued at least six months prior to the change in control. The measurement period shall be deemed to have been begun on the grant date of the award and end on the last full quarter prior to the change of control.

(2)	Payout of cash severance, health & welfare benefits and excise tax & gross-up under a change in control would only occur if termination was due to involuntary not-for-cause or voluntary for good reason.

(3)	No value is assigned to the stock appreciation rights since the share price at the end of 2009 was less than the base price of the grant.

Calvin S. Sihilling

			Involuntary	Involuntary
	Voluntary		Termination —	Termination —	Change In
Executive Payment and	Termination	Retirement	Not-For-Cause	For Cause	Control		Disability	Death
Benefit upon Separation Compensation	($)	($)	($)	($)	($)		($)	($)

Compensation
Bonus	—	—	—	—	—		—	—
Long-Term Incentive Compensation
Stock Options	—	—	—	—	—		—	—
Restricted Stock Units	—	—	1,000,312	—	1,500,467		1,500,467	1,500,467
LTIP	—	603,237	—	—	760,226	(1)	603,237	603,237
Stock Appreciation Rights(3)	—	—	—	—	—		—	—
Benefits & Perquisites
Stock Awards	—	—	—	—	—		—	—
SERP	—	—	—	—	275,445		275,445	275,445
Deferred Comp	495,523	495,523	495,523	495,523	495,523		495,523	495,523
Health & Welfare Benefits	—	—	6,912	—	6,912	(2)	—	—
Life Insurance Proceeds	—	—	—	—	—		—	1,000,000
Excise Tax & Gross-up	—	—	—	—	1,826,431	(2)	—	—
Cash Severance	—	—	750,000	—	1,200,000	(2)	—	—

Total	495,523	1,098,760	2,252,747	495,523	6,065,004		2,874,672	3,874,672

(1)	Upon a change in control, a participant in the Long-Term Incentive Plan is entitled to receive a settlement amount for any units issued at least six months prior to the change in control. The measurement period shall be deemed to have been begun on the grant date of the award and end on the last full quarter prior to the change of control.

(2)	Payout of cash severance, health & welfare benefits and excise tax & gross-up under a change in control would only occur if termination was due to involuntary not-for-cause or voluntary for good reason.

(3)	No value is assigned to the stock appreciation rights since the share price at the end of 2009 was less than the base price of the grant.

Edward L. Brunot

			Involuntary	Involuntary
	Voluntary		Termination —	Termination —	Change In
Executive Payment and	Termination	Retirement	Not-For-Cause	For Cause	Control		Disability	Death
Benefit upon Separation Compensation	($)	($)	($)	($)	($)		($)	($)

Compensation
Bonus	—	—	—	—	—		—	—
Long-Term Incentive Compensation
Stock Options	—	—	—	—	—		—	—
Restricted Stock Units	—	—	767,877	—	1,020,259		1,020,259	1,020,259
LTIP	—	335,140	—	—	422,351	(1)	335,140	335,140
Stock Appreciation Rights	—	—	—	—	—		—	—
Benefits & Perquisites
Stock Awards	—	—	—	—	—		—	—
MDV Gain Share	—	—	—	—	—		—	—
SERP	—	—	—	—	191,707		191,707	191,707
Deferred Comp	127,478	127,478	127,478	127,478	127,478		127,478	127,478
Health & Welfare Benefits	—	—	6,048	—	6,048	(2)	—	—
Life Insurance Proceeds	—	—	—	—	—		—	1,000,000
Excise Tax & Gross-up	—	—	—	—	916,374	(2)	—	—
Cash Severance	—	—	300,000	—	450,000	(2)	—	—

Total	127,478	462,618	1,201,403	127,478	3,134,217		1,674,584	2,174,584

(1)	Upon a change in control, a participant in the Long-Term Incentive Plan is entitled to receive a settlement amount for any units issued at least six months prior to the change in control. The measurement period shall be deemed to have been begun on the grant date of the award and end on the last full quarter prior to the change of control.

(2)	Payout of cash severance, health & welfare benefits and excise tax & gross-up under a change in control would only occur if termination was due to involuntary not-for-cause or voluntary for good reason.

AUDIT AND FINANCE COMMITTEE REPORT

Membership and Role of the Audit and Finance Committee.  The Audit and Finance Committee (the “Committee”) consists of directors who are each considered “independent” under the NASDAQ Stock Market, Inc. Corporate Governance Rules, Section 10A(m)(3) of the Exchange Act and the SEC’s Rule 10a-3(b)(1). The Board has also determined that the majority of the members of the Committee, including the Chairman, Mickey P. Foret, are “audit committee financial experts” within the meaning of that term as defined in Item 407(d)(5) of the SEC’s Regulation S-K. The Committee operates under a written charter adopted by the Board of Directors, a copy of which can be found in the “Investor Relations” section of the Nash-Finch website at www.nashfinch.com under the tab “Corporate Governance.” The Committee reviews the adequacy of its charter on an annual basis, most recently updating the charter on November 4, 2008.

As described more fully in the charter, the purpose of the Committee is to assist the Board in its oversight of the Company’s accounting and financial reporting processes, the Company’s financial and disclosure controls and compliance processes and the independent audits of the Company’s financial statements. Management is responsible for the preparation, presentation and integrity of Nash-Finch’s financial statements and public reports, its financial and disclosure controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Committee has the ultimate responsibility to select, compensate, evaluate and, when appropriate, replace Nash-Finch’s independent auditor. In discharging its responsibilities, the Committee has the authority to engage its own outside advisors.

The Committee pre-approves all audit and non-audit services to be performed for Nash-Finch by its independent auditor to insure that the provision of such services does not impair the auditor’s independence. To further avoid the existence of any relationships that could affect the independent auditor’s independence, the Committee has also adopted a policy strictly limiting the circumstances under which Nash-Finch may employ former partners, principals, stockholders and professional employees of its independent auditor.

The Committee has also established procedures for the receipt, retention and treatment of complaints received by Nash-Finch regarding accounting, internal controls and auditing matters, including a process by which Nash-Finch employees may anonymously and confidentially submit complaints and concerns regarding questionable accounting or auditing matters.

Review of Nash-Finch’s Audited Financial Statements for the Fiscal Year ended January 2, 2010.  The Committee has reviewed and discussed the audited financial statements of Nash-Finch for the fiscal year ended January 2, 2010 with Nash-Finch’s management and Ernst & Young LLP (“Ernst & Young”), Nash-Finch’s independent registered public accounting firm. The Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as Amended (Communication with Audit Committees).

The Committee has also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Committee concerning independence, and the Committee has discussed the independence of Ernst & Young with that firm.

Based on the review and discussions noted above, the Committee recommended to the Board that Nash-Finch’s audited financial statements be included in Nash-Finch’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010, for filing with the SEC.

Audit And Finance Committee

Mickey P. Foret, Chairman
Robert L. Bagby
Sam K. Duncan
Douglas A. Hacker
Hawthorne L. Proctor

INDEPENDENT AUDITORS

Selection of Independent Auditors and Attendance at Annual Meeting

By unanimous written consent, the Committee approved the engagement of Ernst & Young as the independent auditor to audit the financial statements of Nash-Finch for the fiscal year ended January 2, 2010. At its March 1, 2010 meeting, the Committee conducted its review of the independent registered public accounting firm’s performance, independence, qualifications and quality controls.

The Committee has not yet made a final decision as to the retention of auditors for fiscal 2010. For this reason, the Company has not included a proposal in this Proxy to ratify the selection of auditors. The Company anticipates including such a proposal in the 2011 Proxy Statement. Ernst & Young has been retained to perform the review of the financial results for the first quarter of fiscal 2010. We have requested and expect a representative of Ernst & Young to be present at the Annual Meeting, to make a statement if he or she so desires and to respond to appropriate questions.

Fees Paid to Independent Auditors

The following table sets forth the amounts Ernst & Young billed us for audit services with respect to fiscal 2009 and fiscal 2008 and for other professional services rendered during those fiscal years.

	Aggregate Fees Billed
Type of Fee	Fiscal 2009	Fiscal 2008

Audit Fees(1)	$1,130,000	$1,298,418
Audit Related Fees(2)	280,000	101,840
Tax Fees(3)	19,935	127,660
All Other Fees(4)	2,500	2,500

Total Fees	$1,432,435	$1,530,418

(1)	Audit Fees — The amounts represent the aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Company’s annual financial statements, the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, comfort letters to underwriters and services normally provided by the independent auditor in connection with statutory and regulatory filings. Audit fees also include fees for professional services rendered for audits of management’s assessment of the effectiveness of internal control over financial reporting.

(2)	Audit Related Fees — The amounts represent fees relating to SEC inquiries and accounting consultation.

(3)	Tax Fees — The amounts represent fees for tax planning and compliance services.

(4)	All Other Fees — The amounts represent fees for access to an accounting information service.

Pre-Approval of Audit and Non-Audit Services

Under its charter, the Audit Committee is required to pre-approve all audit and permitted non-audit services to be provided by the independent auditor to Nash-Finch and its subsidiaries. Consistent with that requirement, the Audit Committee has adopted a pre-approval policy in accordance with which it annually considers for pre-approval all audit and non-audit services proposed to be provided by the independent auditor during the succeeding fiscal year. As to any services the Audit Committee wishes to approve, it will either approve the specific engagement, or identify the particular pre-approved services with a sufficient level of detail so that senior financial management of the Company will not be called upon to judge whether a proposed service is actually pre-approved. The Audit Committee will also establish a dollar limit for each pre-approved service that may not be exceeded without obtaining further pre-approval from the Audit Committee. Any proposed engagement that involves a service not previously approved, or that would entail fees in excess of the amount previously authorized for the specific service, must be presented to the Audit Committee for consideration at its next meeting or, if earlier consideration is required, to the Chair of the Audit Committee. The Chair will report any specific approval of services at the Audit Committee’s next regular meeting. The Audit Committee regularly reviews reports of services being provided to Nash-Finch by its independent registered public accounting firm. During fiscal 2009, all services provided to Nash-Finch by Ernst & Young were provided in accordance with the pre-approval procedures outlined above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and all persons who beneficially own more than 10% of our outstanding shares of common stock to file with the SEC reports of initial ownership and reports of changes in ownership in Nash-Finch securities. We provide assistance to our directors and executive officers in complying with Section 16(a), including preparing the reports and forwarding them to the SEC for filing.

Based solely on the Company’s review of reports we filed on behalf of our directors and executive officers, the Company believes that during the fiscal year ended January 2, 2010, our directors, executive officers and greater-than-10% stockholders filed on a timely basis the reports required by Section 16(a) of the Exchange Act.

2011 STOCKHOLDER PROPOSALS

Under the Company’s current Restated Certificate of Incorporation and Bylaws and applicable SEC rules, the deadlines for stockholder proposals to be brought before the 2011 Annual Meeting of Stockholders or to nominate candidates for election as directors are as follows:

Any proposal that a Nash-Finch stockholder intends to present at the 2011 Annual Meeting and that is to be included in our proxy statement pursuant to Rule 14a-8 under the Exchange Act and form of proxy must be received by the Secretary of the Company at our principal executive office no later than December 11, 2010. Under our Bylaws, as amended, a stockholder must follow certain advance notice procedures if such stockholder wishes to nominate candidates for election as directors or to propose an item of business at an annual meeting of stockholders outside the processes of Rule 14a-8 of the Exchange Act. These procedures provide that nominations and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing, and must contain information specified in our Bylaws, to the Secretary of the Company at our principal executive offices:

•	not earlier than the close of business on February 18, 2011; and

•	not later than March 20, 2011.

In the event that the date of the 2011 Annual Meeting is changed by the more than 25 days from the anniversary of the 2010 Annual Meeting, stockholder proposal would be required to be received by the Company within 10 days following the date on which notice of the meeting date is mailed to stockholders or public disclosure of the date of the annual meeting is made, whichever first occurs.

HOUSEHOLDING INFORMATION

As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless the stockholders have notified the Company of their desire to receive multiple copies of the proxy statement. This is known as householding. We will promptly deliver an additional copy of either document to you if you call or write us at the following address or phone number: Nash-Finch Company, Attention: Secretary, P. O. Box 355, Minneapolis, MN 55440-0555, telephone (952) 844-1148. Requests for additional copies for the current year or future years should be directed to the Secretary as described above. If you and others in your household are currently receiving multiple copies of our proxy statement and Annual Report and wish to receive only a single copy of each, you may write or call us at the same address and telephone number.

PROXY SOLICITATION

We will bear the cost of soliciting proxies on behalf of the Board or Directors. Directors, officers and employees of Nash-Finch may, without additional compensation beyond their regular compensation, solicit proxies by mail, telephone, facsimile or other electronic transmission, or personal interview. Nash-Finch may reimburse brokerage firms and others for their expense in forwarding proxy materials to the beneficial owners of our common stock.

MISCELLANEOUS

Our Board is not aware of any other matters which may be presented to our stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof, it is the intention of the persons named on the proxy card to vote such proxies in accordance with their best judgment on such matters.

By Order of the Board of Directors

Kathleen M. Mahoney
Executive Vice President, Secretary & General Counsel

April 15, 2010
Minneapolis, Minnesota

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees

01	Robert L. Bagby	02	Alec C. Covington	03	Sam K. Duncan	04	Mickey P. Foret	05	Douglas A. Hacker
06	Hawthorne L. Proctor	07	William R. Voss

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #
          Investor Address Line 1
          Investor Address Line 2
          Investor Address Line 3
          Investor Address Line 4
          Investor Address Line 5
          John Sample
          1234 ANYWHERE STREET
          ANY CITY, ON A1A 1A1
SHARES
CUSIP # SEQUENCE #

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

NASH-FINCH COMPANY
Annual Meeting of Shareholders
May 19, 2010 10:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) William R. Voss, Alec C. Covington and Kathleen M. Mahoney, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of NASH-FINCH COMPANY that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 10:00 AM, CDT on 5/19/2010, at the A.J. Johnson Great Room, McNamara Alumni Center at the University of Minnesota, 200 Oak Street SE, Minneapolis, MN 55455, and at any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side